AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1994
                                                    REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           JEFFERSON BANKSHARES, INC.

INCORPORATED IN THE           PRIMARY S.I.C. NO.          I.R.S. EMPLOYER ID NO.
 STATE OF VIRGINIA                      6060                       54-1104491

                              123 EAST MAIN STREET
                              POST OFFICE BOX 711
                        CHARLOTTESVILLE, VIRGINIA 22902
                            TELEPHONE (804) 972-1100

                             ROBERT E. STROUD, ESQ.
                           418 EAST JEFFERSON STREET
                              POST OFFICE BOX 1288
                        CHARLOTTESVILLE, VIRGINIA 22902
                                 (804) 977-2500
                         (AGENT FOR SERVICE OF PROCESS)


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES
EFFECTIVE

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY, AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE



                                        PROPOSED       PROPOSED
        TITLE OF                        MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE     AMOUNT TO BE OFFERING PRICE  AGGREGATE   REGISTRATION
       REGISTERED         REGISTERED   PER SHARE*   OFFERING PRICE     FEE
Common Stock,               540,700    $9.68          $5,233,976     $1,804.02
$2.50 par value. . Shares

    *Determined under Rule 457(f) as of March 31, 1994, solely for the purpose of determining the registration fee.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            JEFFERSON BANKSHARES, INC.

                              CROSS REFERENCE SHEET
             PURSUANT TO RULE 404(A) AND ITEM 501 OF REGULATION S-K

              ITEM NUMBER                          HEADING IN PROSPECTUS



A.    INFORMATION ABOUT THE TRANSACTION


1.      Forepart of Registration Statement and     Facing page; Cross Reference Sheet; Outside
        Outside Front Cover Page of                Front Cover page of Prospectus
        Prospectus

2.      Inside Front and Outside Back Cover        Available Information; Table of Contents
        Pages of Prospectus

3.      Risk Factors; Ratio of Earnings to         Proxy Statement-Prospectus Introduction;
        Fixed Charges and Other Information        Summary of Proxy Statement-Prospectus;
                                                   Summary Financial Data; Comparative Per
                                                   Share Data

4.      Terms of the Transaction                   The Proposed Merger; Jefferson Bankshares
                                                   Common Stock and Comparison with BOL
                                                   Common Stock

5.      Pro Forma Financial Information            Pro Forma Financial Information

6.      Material Contacts with the Company         The Proposed Merger--Reasons for the
        Being Acquired                             Merger

7.      Additional Information Required for        *
        Reoffering by Persons and Parties
        Deemed to be Underwriters

8.      Interests of Named Experts and             Legal Opinion; Experts
        Counsel

9.      Disclosure of Commission Position on       Indemnification
        Indemnification For Securities Act
        Liabilities


B.      INFORMATION ABOUT THE REGISTRANT

10.     Information with Respect to S-3            *
        Registrants

11.     Incorporation of Certain Information       *
        by Reference




                         CROSS REFERENCE SHEET, CONTINUED

              ITEM NUMBER                         HEADING IN PROSPECTUS

12.      Information with Respect to S-2 or S-3     Incorporation of Certain
         Registrants                                Documents by Reference


13.      Incorporation of Certain Information       Incorporation of Certain
         by Reference                               Documents by Reference

14.      Information with Respect to                 *
         Registrants Other than S-3 or S-2
         Registrants


C.       INFORMATION ABOUT THE COMPANY
         BEING ACQUIRED

15.      Information with Respect to S-3             *
         Companies

16.      Information with Respect to S-2 or S-3      *
         Companies

17.      Information with Respect to                 Summary Financial Data; Market Price;
         Companies Other than S-3 or S-2             Information About BOL; Management's
         Companies                                   Discussion and Analysis of Financial
                                                     Condition and Results of Operations of BOL;
                                                     Financial Statements


D.       VOTING AND MANAGEMENT
         INFORMATION

18.      Information if Proxies, Consents or         Proxy Statement, Introduction; Summary of
         Authorizations are to be Solicited          Merger; Incorporation of Certain Documents
                                                     by Reference; Information about BOL;
                                                     Experts

19.      Information if Proxies, Consents or         *
         Authorizations are not to be Solicited
         or in an Exchange Offer
* Not applicable

                               PROXY STATEMENT OF
                                BANK OF LOUDOUN
                               30 Catoctin Circle
                            Leesburg, Virginia 22075
                                 (703) 777-5353

                   FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
                         BANK OF LOUDOUN TO BE HELD ON
                                 JULY 28, 1994


            PROSPECTUS FOR AN OFFERING OF UP TO 540,700 SHARES OF COMMON STOCK OF JEFFERSON BANKSHARES, INC. IN CONNECTION
                  WITH THE MERGER OF THE BANK OF LOUDOUN INTO
              JEFFERSON NATIONAL BANK, A WHOLLY-OWNED SUBSIDIARY
                         OF JEFFERSON BANKSHARES, INC.

    This Proxy Statement-Prospectus is furnished to the holders of shares of common stock of Bank of Loudoun ("BOL"), a Virginia corporation, ("BOL Shareholders") in connection with the solicitation of proxies by the Board of Directors of BOL for use at the Special Meeting of Shareholders of BOL to be held on July 28, 1994 at Carrodoc Hall at the Ramada Inn, 15 East Market Street, Route 7, Leesburg, Virginia (the "Special Meeting") and at any adjournment thereof. This Proxy Statement-Prospectus also constitutes a prospectus of Jefferson Bankshares, Inc., a Virginia corporation ("Jefferson Bankshares") relating to a maximum of 540,700 shares of Common Stock, par value $2.50 per share, of Jefferson Bankshares ("Jefferson Bankshares Common Stock") to be issued to BOL Shareholders pursuant to the terms of the Agreement and Plan of Merger, dated April 4, 1994 (the "Merger Agreement"), described in this Proxy Statement. Under the terms of the Merger Agreement, BOL will be merged with and into Jefferson National Bank, a national banking association ("JNB"), a wholly-owned subsidiary of Jefferson Bankshares (the
                                                       (CONTINUED ON NEXT PAGE)


THE SHARES OF JEFFERSON BANKSHARES, INC. TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    The information contained in this Proxy Statement-Prospectus with respect to BOL and its affiliates has been furnished by BOL and the information contained herein with respect to Jefferson Bankshares, its subsidiaries and affiliates has been furnished by Jefferson Bankshares.

        The date of this Proxy Statement-Prospectus is June [11], 1994.

"Merger"). Each outstanding share of BOL Common Stock, par value $5.00 per share ("BOL Common Stock") will be converted into the right to receive, in accordance with the terms of the Merger Agreement, shares of Jefferson Bankshares Common Stock. After the consummation of the Merger, JNB will continue to exist as a wholly-owned subsidiary of Jefferson Bankshares.

    This Proxy Statement-Prospectus is first being mailed to BOL Shareholders on or about June [11], 1994 in connection with the solicitation of proxies for the Special Meeting.


    No person has been authorized to give any information or to make any representations not contained in this Proxy Statement-Prospectus in connection with these matters, and, if given or made, such information or representation should not be relied upon as having been authorized by Jefferson Bankshares or
BOL.    This  Proxy  Statement-Prospectus  does  not  constitute  an  offer to sell or a solicitation of an offer to purchase, any securities other than the registered securities to be issued in connection with the Merger or an offer to sell or a solicitation of an offer to purchase such securities in any jurisdiction to any person to whom such an offer or solicitation would be
unlawful.   Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create an implication that there has been no change in the affairs of Jefferson Bankshares or BOL or the information contained herein since the date hereof.

                             AVAILABLE INFORMATION

        Jefferson Bankshares has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the
"Registration Statement") (of which this Proxy Statement-Prospectus forms a part) under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the shares of Jefferson Bankshares Common Stock to be issued in connection with the transactions described herein. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration
Statement.    For further information, reference is made to the Registration
Statement, including all amendments to the Registration Statement, and all the exhibits and schedules filed as part of the Registration Statement. Statements contained herein concerning provisions of documents are necessary summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661, and 75 Park Place, New York, New York 10007.

     Jefferson Bankshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance  therewith,  files  reports,  proxy statements and other
information with the Commission.    Copies of such materials may be obtained at
prescribed rates from the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    A copy of Jefferson Bankshares' 1993 Annual Report to Shareholders (the "1993 Annual Report") and a copy of its Quarterly Report to Shareholders for the quarter ended March 31, 1994 (the "Quarterly Report") accompany this Proxy Statement-Prospectus.

    The following documents filed by Jefferson Bankshares with the Commission under the 1934 Act (Commission File No. 0-9101) are incorporated in this Proxy Statement-Prospectus by reference as of their respective dates of filing and shall be deemed a part hereof:

    (1) Jefferson Bankshares' Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

    (2) Jefferson Bankshares' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994; and

    (3)  Jefferson Bankshares' Report on Form 10-C dated April 7, 1994.

    The following portions of the 1993 Annual Report and the Quarterly Report are incorporated in this Proxy Statement-Prospectus by reference:

    (1) The information appearing under the heading "Business of Jefferson Bankshares" on page 4 of the 1993 Annual Report; and the information on pages 7 through 10 of the 1993 Annual Report as to the distribution of Jefferson Bankshares' assets, liabilities and shareholder's equity, on pages 15 and 16 of the 1993 Annual Report as to Jefferson Bankshares' investment portfolio, on pages 12 through 15 of the 1993 Annual Report as to Jefferson Bankshares' loan loss experience, on pages 11 through 15 of the 1993 Annual Report as to Jefferson Bankshares' loan portfolio, on pages 16 and 17 of the 1993 Annual Report as to Jefferson Bankshares' deposits, on page 19 of the 1993 Annual Report as to Jefferson Bankshares' return on equity and assets, and on page 17 of the 1993 Annual Report as to Jefferson Bankshares' short-term borrowings;

    (2) With respect to the market price of and dividends on Jefferson Bankshares' common equity and related shareholder matters, the information on page 18 of the 1993 Annual Report under the heading "Capital Resources" and in the table captioned "Common Stock Performance and Dividends" on page 19 of the 1993 Annual Report; and the discussion of restrictions on the payment of cash dividends in Note 8 (Long Term
        Debt) to the financial statements in the 1993 Annual Report;

    (3) With respect to selected financial data, the information in the table captioned "Selected Financial Data" on page 5 of the 1993 Annual Report;

    (4) With respect to supplementary financial information, the information in the table captioned "Summary of Financial Results by Quarter" on page 6 of the 1993 Annual Report;

    (5) With respect to management's discussion and analysis of financial condition and results of operations, the information appearing under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 5 through 20 of the 1993 Annual Report, except for the information in the tables captioned "Selected Financial Data," "Summary of Financial Results by Quarter," and "Common Stock Performance and Dividends" on pages 5, 6 and 19, respectively, of the 1993 Annual Report; and

    (6) The information appearing under the heading "Financial Review" on pages 2 through 5 of the Quarterly Report and the information appearing in the Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Cash Flows, Consolidated Statements of Changes in Shareholders' Equity and related notes on pages 6 through 12 of the Quarterly Report.

     All documents filed by Jefferson Bankshares pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Proxy Statement-Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from
the  date  of  filing  of  such  documents.    Any  statement  contained  in
a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any subsequently filed document, which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, OTHER THAN CERTAIN EXHIBITS THERETO, ARE AVAILABLE UPON REQUEST FROM JEFFERSON BANKSHARES, INC., 123 EAST MAIN STREET, P. O. BOX 711, CHARLOTTESVILLE, VIRGINIA 22902,
ATTENTION:  DONALD  W.  FULTON,  JR.,  VICE  PRESIDENT--INVESTOR  RELATIONS
(TELEPHONE:  (804)  972-1115).    IN  ORDER  TO  INSURE  TIMELY  DELIVERY  OF
THE DOCUMENTS, REQUESTS SHOULD BE MADE BY JULY 10, 1994.

                           PROXY STATEMENT-PROSPECTUS

                               TABLE OF CONTENTS

                                                                  Page
AVAILABLE INFORMATION.......................................         i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............         i

SUMMARY OF PROXY STATEMENT-PROSPECTUS.......................         1
              The Companies.................................         1
              The Special Meeting...........................         1
              The Proposed Merger...........................         3
              Market Prices.................................         6

SUMMARY FINANCIAL DATA......................................         7

COMPARATIVE PER SHARE DATA..................................        10

THE PROPOSED MERGER.........................................        11
              General.......................................        11
              Background and Reasons for the Merger.........        11
              Effect of the Merger Upon Operations..........        12
              Conversion Ratio..............................        12
              Effective Date of the Merger..................        13
              Outstanding Stock Options.....................        13
              Opinion of Financial Advisor..................        14
              Employment of Kenneth L. Crovo................        15
              Exchange of Certificates......................        15
              OCC Approval Process..........................        17
              Appraisal Rights..............................        18
              Certain Federal Income Tax Consequences.......        19
              Conditions to the Merger......................        21
              Termination or Amendment of the Merger
              Agreement.....................................        22
              Expenses Related to the Merger................        22
              Option Agreement..............................        22
              Restrictions on Sale of Jefferson Bankshares
              Common Stock After the Merger.................        23
              Accounting Treatment..........................        24

PRO FORMA FINANCIAL INFORMATION.............................        25

JEFFERSON BANKSHARES COMMON STOCK AND
  COMPARISON WITH BOL COMMON STOCK..........................        29
              Jefferson Bankshares Common Stock.............        29
              Comparison with BOL Common Stock..............        29


INFORMATION ABOUT BOL.......................................        30
              Business......................................        30
              Beneficial Ownership of BOL Common Stock......        31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BOL........        33
              Results of Operations.........................        33
              Impact of Inflation...........................        36

LEGAL OPINION...............................................        36

EXPERTS.....................................................        36

INDEMNIFICATION.............................................        37

SHAREHOLDER PROPOSALS.......................................        37

OTHER MATTERS...............................................        37

FINANCIAL STATEMENTS OF BANK OF LOUDOUN AS OF DECEMBER
31, 1993 AND 1992 AND FOR EACH OF THE THREE YEARS ENDED
DECEMBER 31, 1993...........................................       F-1

FINANCIAL STATEMENTS OF BANK OF LOUDOUN FOR THE THREE MONTHS
ENDED MARCH 31, 1994 AND 1993 (UNAUDITED)...................      F-18

                    SUMMARY OF PROXY STATEMENT-PROSPECTUS

    Certain significant matters discussed in this Proxy Statement-Prospectus are summarized below. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement-Prospectus (including the Appendices and other documents to which this Proxy Statement-Prospectus refers).


THE COMPANIES

  BOL

    BOL is a commercial bank organized under the laws of Virginia with its
executive offices at 30 Catoctin Circle, Leesburg, Virginia.   The mailing
address for such offices is Post Office Box 2627, Leesburg, Virginia 22075. BOL's telephone number is (703) 777-5353.

  JEFFERSON BANKSHARES

    Jefferson Bankshares is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and organized under the laws of Virginia. Jefferson Bankshares' income is derived principally from a wide variety of commercial banking and trust services provided to individuals, businesses and governmental entities located primarily in Jefferson Bankshares' trade area in Virginia. Jefferson Bankshares' executive offices are located at 123 East Main Street, Charlottesville, Virginia. The mailing address for such offices is Post Office Box 711, Charlottesville, Virginia 22902. Jefferson Bankshares' telephone number is (804) 972-1100.

  JNB


    JNB is Jefferson Bankshares' principal subsidiary. JNB is a national banking association which conducts a banking and trust business. As of March 31, 1994, JNB operated 97 offices and 45 automated teller machines. JNB's address for its executive offices, mailing address and telephone number are the same as those for Jefferson Bankshares.


THE SPECIAL MEETING

    The Special Meeting is scheduled to be held at the Ramada Inn, 15 East Market Street, Route 7, Leesburg, Virginia on July 28, 1994, at 7:00 p.m., local time. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement providing for the merger of BOL with and into JNB.

    The Board of Directors of BOL knows of no other business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement-Prospectus.

    All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given. IF NO SPECIAL INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES OF BOL COMMON STOCK REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE PROPOSAL LISTED ON THE PROXY CARD. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES WILL VOTE UPON SUCH MATTERS ACCORDING TO THEIR JUDGMENT.

    Proxies may be revoked at any time before the Special Meeting by written notice to the Secretary of BOL, by submission of a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Bank of Loudoun, Post Office Box 2627, Leesburg, Virginia 22075, Attention: John E. Skilton, Secretary.

    HOLDERS OF BOL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO BOL IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

    Solicitations may be made by mail, telephone, telegram or personally by directors, officers and regular employees of BOL, none of whom will receive additional compensation for performing such services. BOL will bear the expense of solicitation of proxies for the Special Meeting and will reimburse banks, brokers and nominees for their out-of-pocket expenses in sending materials to the beneficial owners of shares of BOL Common Stock held by them.

    Only holders of record of BOL Common Stock at the close of business on June [6], 1994 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of May 1, 1994, there were 501,596 shares of BOL Common Stock outstanding and entitled to vote, held of record by approximately 366 shareholders, with each share entitled to one vote. As of May 1, 1994, approximately 119,730 of the outstanding shares of BOL Common Stock were beneficially owned by directors and executive officers of BOL and their affiliates. See "Information about BOL--Beneficial Ownership of BOL Common Stock."

    The presence, in person or by proxy, of a majority of the outstanding shares of BOL Common Stock is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of more than 66-2/3% of the shares of BOL Common Stock issued, outstanding and entitled to vote (whether or not represented in person or by proxy at the Special Meeting) is required to approve the Merger Agreement. BOL believes that substantially all of the 119,730 shares held by directors and executive officers of BOL, constituting approximately 23.9% of the outstanding BOL Common Stock, will be voted in favor of the Merger. If all such shares are voted as anticipated, the affirmative vote of the holders of a minimum of 214,668 additional shares, constituting approximately 42.8% of the outstanding BOL Common Stock, will be required to assure approval of the Merger Agreement.

THE PROPOSED MERGER

  GENERAL

    Under the terms of the Merger Agreement, BOL will be merged with and into JNB. As the surviving corporation, JNB will remain a wholly-owned subsidiary of Jefferson Bankshares.

    The Shares of Jefferson Bankshares Common Stock currently outstanding will remain outstanding shares of Jefferson Bankshares Common Stock. Shares of BOL Common Stock will be converted into the right to receive shares of Jefferson Bankshares Common Stock in accordance with the terms of the Merger Agreement. Certificates representing shares of Jefferson Bankshares Common Stock received as a result of the Merger will be issued after consummation of the Merger and, in accordance with the Merger Agreement, upon surrender of certificates representing shares of BOL Common Stock.

    Consummation of the Merger is subject to approval of shareholders and of regulatory authorities and to the satisfaction of certain conditions. See "The Proposed Merger - OCC Approval Process; Opinion of Financial Advisor; Conditions to the Merger." It is expected that all conditions can be satisfied and approvals received by September 30, 1994. See "The Proposed Merger--Effective Date of the Merger."

    Upon consummation of the Merger, the office of BOL will become an office of JNB.

THE CONVERSION RATIO

    Pursuant to the Merger Agreement, each outstanding share of BOL Common
Stock will be converted into the right to receive one share of Jefferson Bankshares Common Stock. In addition, each outstanding stock option of BOL will be converted into an option to acquire shares of Jefferson Bankshares Common Stock. See "The Proposed Merger--The Conversion Ratio."

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of BOL approved the Merger and believes that the Merger is in the best interest of BOL and its shareholders. It recommends that its shareholders vote in favor of the Merger. See "The Proposed Merger-- Background and Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

    The Board of Directors of BOL has received an opinion from McKinnon & Company, Inc., its financial advisor, to the effect that the financial terms of the proposed transaction are fair, from a financial point of view, to the BOL Shareholders. The text of the opinion of McKinnon & Company, Inc., is attached as Appendix B hereto. See "The Proposed Merger--Opinion of Financial
Advisor."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The consummation of the Merger is subject to the receipt by BOL and Jefferson Bankshares of an opinion of counsel, based on the representations and assumptions set forth therein, to the effect that the Merger will qualify as a "reorganization" as that term is defined in Section 368 of the

Internal Revenue Code of 1986; that no taxable gain or loss will be recognized by the parties to the Merger Agreement upon consummation of the Merger; that no taxable gain or loss will be recognized by BOL Shareholders on the exchange of BOL Common Stock for Jefferson Bankshares Common Stock; and that the basis of such BOL Common Stock will include the holding period of the BOL Common Stock surrendered in exchange therefor, if such BOL Common Stock is a capital asset in the hands of the BOL Shareholder at the Effective Date. A BOL Shareholder who dissents from the Merger and receives cash in lieu of shares of Jefferson Bankshares Common Stock in the Merger will ordinarily recognize a taxable gain or loss equal to the difference between the amount of cash received and the BOL Shareholder's adjusted tax basis in the shares exchanged therefor. See "The Proposed Merger--Certain Federal Income Tax Consequences."

THE OPTION

    As a condition of Jefferson Bankshares' entering into the Merger Agreement, and in consideration therefor, Jefferson Bankshares and BOL entered into a Stock Option Agreement dated as of April 4, 1994 (the "Option Agreement"). The Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for another party to obtain control of or acquire BOL. Under the terms of the Option Agreement, BOL has granted Jefferson Bankshares an option (the "Option") to purchase up to 100,000 shares of BOL Common Stock at a price of $14 per share. Jefferson Bankshares may exercise the Option only upon the occurrence of certain events (none of which has occurred) and upon obtaining any regulatory approvals necessary for the acquisition of the shares of BOL Common Stock subject to the Option. The Option Agreement provides that the Option will terminate upon the termination of the Merger Agreement in accordance with the provisions thereof. See "The Proposed Merger--The Option."

APPRAISAL RIGHTS

    Under federal banking law (12 U.S.C. (section mark)215a(b) through (d)), any BOL Shareholder may receive payment for stock if the shareholder perfects appraisal rights. To perfect such rights, a BOL Shareholder must either vote against the Merger at the Special Meeting or give written notice to BOL, either before or at the Special Meeting, that such BOL Shareholder dissents from the Merger. Within 30 days after consummation of the Merger, such BOL Shareholder must also send to JNB a written request to receive the value of such BOL Shareholder's shares and at the same time surrender certificates for shares of BOL Common Stock to JNB. If a BOL Shareholder dissents from the Merger, the amount such BOL Shareholder will receive for his BOL Common Stock will be determined by an appraisal. The amount paid will not necessarily be the value of the Jefferson Bankshares Common Stock such BOL Shareholder would have otherwise received. See "The Proposed Merger--Appraisal Rights."

  RESTRICTIONS ON SALE OF JEFFERSON BANKSHARES COMMON STOCK AFTER THE MERGER

    The Jefferson Bankshares Common Stock to be issued in the Merger may be subject to certain restrictions on the resale of such securities. See "The Proposed Merger--Restrictions on Sale of Jefferson Bankshares Common Stock After the Merger."

  ACCOUNTING TREATMENT

    It is a condition to consummation of the Merger that the Merger be accounted for as a pooling of interests for accounting and financial reporting purposes. See "The Proposed Merger--Accounting Treatment."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Merger Agreement contains provisions which require Jefferson Bankshares to (i) expand its Northern Region Board of Directors and to appoint two current non-employee directors of BOL to that Board, (ii) appoint the remaining non-employee directors of BOL and all of the non-employee members of BOL's advisory board to a local advisory board of JNB for Loudoun County, and (iii) to employ BOL's President and Chief Executive Officer, Kenneth L. Crovo, as a Senior Vice President of JNB, for a period of three years. Other than as set forth above, no director or executive officer of Jefferson Bankshares or BOL has any direct or indirect material interest in the Merger. See "The Proposed Merger--Effect of the Merger Upon Operations" and "The Proposed Merger--Employment of
Kenneth L. Crovo."

MARKET PRICES

    Jefferson Bankshares Common Stock is traded in the over-the-counter market and is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ) under the symbol "JBNK." There is no recognized market for BOL Common Stock, although there are occasional transactions in the stock. BOL's management knows of some transactions in BOL Common Stock which have occurred during 1992, 1993 and 1994 at prices ranging from $8.00 to $13.50 per share. The following table sets forth the quarterly high and low closing sale prices for Jefferson Bankshares Common Stock for the periods indicated as reported by NASDAQ, and equivalent share values for BOL Common Stock. The prices shown represent actual sales prices without retail mark-ups, mark-downs or commissions.

                                                           EQUIVALENT SHARES
                                                            BOL COMMON STOCK
                                  JEFFERSON
                                  BANKSHARES                    1 FOR 1
                                COMMON STOCK

        PERIOD                HIGH            LOW           HIGH           LOW
1992
  First Quarter....        $ 13.50        $ 12.38        $ 13.50        $ 12.38
  Second Quarter...          15.25          12.00          15.25          12.00
  Third Quarter....          15.00          13.25          15.00          13.25
  Fourth Quarter...          17.75          14.13          17.75          14.13

1993
  First Quarter....          21.00          16.63          21.00          16.63
  Second Quarter...          21.00          18.00          21.00          18.00
  Third Quarter....          23.00          20.00          23.00          20.00
  Fourth Quarter...          21.00          18.75          21.00          18.75

1994
  First Quarter....          22.75          18.50          22.75          18.50

    On January 10, 1994, the business day immediately preceding the public announcement that Jefferson Bankshares and BOL had agreed in principle with respect to the proposed Merger, the closing price for Jefferson Bankshares Common Stock as reported by NASDAQ was $20.00. On May 6, 1994, the closing sale price for Jefferson Bankshares Common Stock as reported by NASDAQ was $20.50.

    BOL Shareholders are advised to obtain current market quotations for Jefferson Bankshares Common Stock. No assurance can be given concerning the market price of Jefferson Bankshares Common Stock before or after the Effective Time of the Merger. The market price of Jefferson Bankshares Common Stock may fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time of the Merger. The Conversion Ratio is fixed at one-for-one and will not adjust for changes in the market value of Jefferson Bankshares Common Stock. See "The Proposed Merger--The Conversion Ratio."

                             SUMMARY FINANCIAL DATA


    The following tables set forth certain historical consolidated financial information for Jefferson Bankshares and subsidiaries and certain historical financial information for BOL. The Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical consolidated financial statements of Jefferson Bankshares and subsidiaries, see "The Proposed Merger-- Accounting Treatment." This information has been derived from the consolidated financial statements of Jefferson Bankshares and subsidiaries and the financial statements of BOL appearing elsewhere in or incorporated in this Proxy Statement-Prospectus and should be read in conjunction therewith. The selected unaudited pro forma combined financial data included herein is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                                       THREE MONTHS ENDED
                                            MARCH 31,
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31,

                                      1994          1993          1993           1992           1991           1990           1989

                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

JEFFERSON BANKSHARES:
RESULTS OF OPERATIONS
Interest income               $     30,024   $     31,620   $    125,205   $    126,053   $    134,574   $    138,680   $    137,171
Interest expense                    10,740         11,990         46,442         55,098         73,190         80,015         78,170
Net interest income                 19,284         19,630         78,763         70,955         61,384         58,665         59,001
Provision for loan losses              435            375            750          3,600          3,600          2,884          2,313
Net interest income after
  provision for loan losses         18,849         19,255         78,013         67,355         57,784         55,781         56,688
Non-interest income                  4,183          3,848         16,930         16,165         14,505         13,652         11,684
Non-interest expense                15,467         14,422         59,822         53,502         50,345         48,161         45,080
Income before income taxes           7,565          8,681         35,121         30,018         21,944         21,272         23,292
Provision for income tax
  expense                            2,516          2,759         11,303          9,078          6,069          6,107          6,377
Net income                    $      5,049   $      5,922   $     23,818   $     20,940   $     15,875   $     15,165   $     16,915

PER SHARE DATA(1)
Net income                    $       0.35   $       0.41   $       1.64   $       1.54   $       1.18   $       1.10   $       1.22
Dividends declared                    0.17           0.15           0.62           0.53           0.50           0.50           0.50
Book value at period-end             13.42
Average number of shares
  outstanding                   14,600,630     14,502,856     14,559,277     13,573,776     13,422,918     13,762,994     13,874,002

FINANCIAL CONDITION

AVERAGE BALANCES
Total earning assets          $  1,690,084   $  1,622,190   $  1,654,644   $  1,529,741   $  1,431,110   $  1,377,005   $  1,333,197
Total assets                     1,843,539      1,771,810      1,808,258      1,672,006      1,572,022      1,520,593      1,472,766
Total deposits                   1,618,633      1,564,306      1,594,594      1,485,054      1,389,588      1,333,269      1,293,445
Long-term debt                       1,063          1,982          1,632          2,763          4,177          5,590          7,390
Shareholders' equity               194,246        179,256        185,905        157,401        144,383        138,938        130,618

                 See accompanying Notes to Summary Financial Data

                                     THREE MONTHS ENDED
                                         MARCH 31,
                                          (UNAUDITED)                                YEARS ENDED DECEMBER 31,

                                       1994           1993          1993          1992          1991          1990          1989

                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

BOL:
RESULTS OF OPERATIONS
Interest income                   $     892      $     823      $ 3,634       $  3,019       $   2,683      $   2,150      $   1,738
Interest expense                        340            336        1,379          1,407           1,388          1,071            777
Net interest income                     552            487        2,255          1,612           1,295          1,079            961
Provision for loan losses                40             65        1,161            595             142             41             53
Net interest income after
  provision for loan losses             512            422        1,094          1,017           1,153          1,038            908
Non-interest income                     100             82          433            490             202            118             63
Non-interest expense                    487            428        1,880          1,463           1,293          1,129            924
Income (loss) before income
  tax expense                           125             76         (353)            44              62             27             47
Provision for income tax
  expense (benefit)                      43             26         (120)           (60)             10              4              7
Net income (loss)                 $      82      $      50      $  (233)      $    104       $      52      $      23      $      40

PER SHARE DATA(2)
Net income (loss)                 $    0.16      $    0.10      $ (0.46)      $   0.21       $    0.10      $    0.05      $    0.08
Dividends declared                       --             --           --             --              --             --             --
Book value at period-end               9.68
Average number of shares
  outstanding                       501,596        501,596      501,596        501,596         501,424        500,934        500,650

FINANCIAL CONDITION

AVERAGE BALANCES
Total earning assets              $  51,775      $  46,316      $48,530       $ 35,281       $  27,612      $  20,742      $  15,157
Total assets                         54,703         48,684       51,954         40,559          29,354         22,302         16,737
Total deposits                       49,728         43,447       46,086         35,057          24,104         17,149         11,666
Long-term debt                           --             --           --             --              --             --             --
Shareholders' equity                  4,879          5,047        4,901          4,964           4,884          4,842          4,804




                 [THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY]


                See accompanying Notes to Summary Financial Data

                                      THREE MONTHS ENDED
                                          MARCH 31,
                                         (UNAUDITED)                               YEARS ENDED DECEMBER 31,

                                      1994          1993           1993          1992          1991           1990           1989

                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA COMBINED:
RESULTS OF OPERATIONS
Interest income               $     30,916   $     32,443   $    128,839   $    129,072   $  137,257    $    140,830   $    138,909
Interest expense                    11,080         12,326         47,821         56,505       74,578          81,086         78,947
Net interest income                 19,836         20,117         81,018         72,567       62,679          59,744         59,962
Provision for loan losses              475            440          1,911          4,195        3,742           2,925          2,366
Net interest income after
  provision for loan losses         19,361         19,677         79,107         68,372       58,937          56,819         57,596
Non-interest income                  4,283          3,930         17,363         16,655       14,707          13,770         11,747
Non-interest expense                15,954         14,850         61,702         54,965       51,638          49,290         46,004
Income before income tax
  expense                            7,690          8,757         34,768         30,062       22,006          21,299         23,339
Provision for income tax
  expense                            2,559          2,785         11,183          9,018        6,079           6,111          6,384
Net income                    $      5,131   $      5,972   $     23,585   $     21,044   $   15,927    $     15,188   $     16,955

PER SHARE DATA
Net income                    $       0.34   $       0.40   $       1.57   $       1.50   $     1.14    $       1.06   $       1.18
Dividends declared                    0.16           0.14           0.60           0.51         0.48            0.48           0.48
Book value at period-end             13.29
Average number of shares
  outstanding                   15,102,226     15,004,452     15,060,873     14,075,372   13,924,342      14,263,928     14,374,652

FINANCIAL CONDITION

AVERAGE BALANCES
Total earning assets          $  1,741,859   $  1,668,506   $  1,703,174   $  1,565,022    1,458,722    $  1,397,747   $  1,348,354
Total assets                     1,898,242      1,820,494      1,860,212      1,712,565    1,601,376       1,542,895      1,489,503
Total deposits                   1,668,361      1,607,753      1,640,680      1,520,111    1,413,692       1,350,418      1,305,111
Long-term debt                       1,063          1,982          1,632          2,763        4,177           5,590          7,390
Shareholders' equity               199,125        184,303        190,806        162,365      149,267         143,780        135,422

NOTES TO SUMMARY FINANCIAL DATA:

    (1) On March 23, 1993, Jefferson Bankshares declared a 2-for-1 stock split, which was distributed to shareholders of record on April 30, 1993. Accordingly, the average number of shares outstanding and per share amounts for net income, dividends declared, and book value have been restated for all periods presented to give effect to the split.

    (2) On February 10, 1992, BOL declared a 2-for-1 stock split, which was distributed to shareholders of record on March 9, 1992. Accordingly, the average number of shares outstanding and per share amounts for net income (loss) and book value have been restated for all periods presented to give effect to the split.

                           COMPARATIVE PER SHARE DATA

    The following tabulation presents historical per share data for Jefferson Bankshares and BOL, pro forma combined per share data, and equivalent share data showing the value of one share of BOL Common Stock in the combined corporation. Such data is based on and should be read in conjunction with the historical consolidated financial statements for Jefferson Bankshares and subsidiaries, historical financial statements for BOL and pro forma combined financial data. The pro forma combined amounts give effect to the exchange of one share of Jefferson Bankshares Common Stock for each share of BOL Common Stock in accordance with the pooling-of-interests method of accounting under generally accepted accounting principles. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical consolidated financial statements of Jefferson Bankshares and subsidiaries, see "The Proposed Merger--Accounting Treatment." The per share data presented below is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the dates or period indicated.

                                            THREE MONTHS
                                           ENDED MARCH 31,  YEAR ENDED
                                               1994         DECEMBER 31,
                                             (UNAUDITED)        1993
NET INCOME (LOSS) PER SHARE:
    Jefferson--Historical                       $  0.35     $  1.64
    BOL--Historical                                0.16       (0.46)
    Pro Forma Combined (unaudited)                 0.34        1.57

CASH DIVIDENDS DECLARED PER SHARE: (1)
    Jefferson--Historical                       $  0.17     $  0.62
    BOL--Historical                                  --          --
    Pro Forma Combined (unaudited)                 0.16        0.60

BOOK VALUE PER SHARE AT PERIOD-END:
    Jefferson--Historical                       $ 13.42     $ 13.15
    BOL--Historical                                9.68        9.54
    Pro Forma Combined (unaudited)                13.29       13.03

EQUIVALENT SHARE DATA AT PERIOD-END: (1)(2)
        (unaudited)
    Net Income Per Share                        $  0.34     $  1.57
    Cash Dividends Declared Per Share              0.16        0.60
    Book Value Per Share                          13.29       13.03

    (1) Pro forma combined dividends declared per share are computed by dividing the total of the actual dividends declared by Jefferson Bankshares and BOL during each period by the average number of pro forma shares outstanding during the respective periods.

    (2) The equivalent share data allow comparisons of historical information about one share of BOL Common Stock to the corresponding data about what one share of BOL Common Stock will equate to in the combined corporation. The amounts are computed by multiplying pro forma net income per share, pro forma cash dividends declared per share, and pro forma book value per share by 1.0, the number of shares of Jefferson Bankshares Common Stock to be exchanged for one share of BOL Common Stock.

                             THE PROPOSED MERGER


GENERAL

    Subject to certain terms and conditions, the Merger Agreement provides for the merger of BOL with and into JNB. The Merger Agreement also provides for the conversion of shares of BOL Common Stock into the right to receive shares of Jefferson Bankshares Common Stock. See "The Proposed Merger--Conversion
Ratio." JNB is a national banking association and a wholly-owned subsidiary of Jefferson Bankshares. JNB, as the surviving corporation in the Merger, will continue its business (and the business of BOL) as a wholly-owned subsidiary of Jefferson Bankshares.

    The following is a brief description of certain important terms of the Merger and the Merger Agreement, which is attached hereto as Appendix A and which is incorporated herein by reference. The information concerning the Merger Agreement in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of the Merger Agreement.


BACKGROUND AND REASONS FOR THE MERGER

    The Merger offers several benefits to BOL and its customers, employees and shareholders. The financial services industry is constantly increasing in complexity and competitiveness. The Boards of Directors of BOL and Jefferson Bankshares believe that the Merger will help in responding to these changes.

    Customers of BOL will have access to a much larger banking network with greater services. These greater services include trust, brokerage, long-term fixed rate home mortgages, and higher lending limits. Employees will benefit from having continued stable employment, an expanded range of career opportunities and an expanded benefit package. BOL Shareholders will benefit from receiving shares of a publicly traded company with a regular history of providing dividends. To date, BOL has not paid any dividends.

    The Merger will permit Jefferson Bankshares to strengthen its position in a rapidly growing area of Virginia presently being served by JNB.

    On October 23, 1993, BOL's Board of Directors met at a strategic planning retreat and considered various proposals for the bank's future, including proposals to remain as a stand-alone community bank, to affiliate with one or more other community banks, and to merge BOL with a regional community bank, statewide bank or another financial institution. It was the consensus of BOL's Board of Directors that BOL's management actively pursue the possibility of a merger. Following the meeting, BOL's management discussed the possibility of a merger with the investment banking firm of McKinnon & Company, Inc. ("McKinnon & Company"). BOL engaged McKinnon & Company to serve as its financial advisor in connection with a possible merger or sale of assets to another financial institution.

    In November, 1993, McKinnon & Company introduced BOL to Jefferson Bankshares and arranged for an informal meeting between Mr. Crovo and officers of Jefferson Bankshares. Initial discussions with respect to the potential merger of BOL and JNB began in December, 1993. On January 11, 1994, the parties reached an agreement in principle to merge BOL into JNB conditioned upon, among other things, the negotiation of a definitive Merger Agreement. In March 1994, the Boards of Directors of BOL and Jefferson Bankshares approved a definitive Merger Agreement, including the Option Agreement. The Board of Directors of BOL believes that the terms of the proposed Merger, including the conversion ratio, which were determined on the basis of arm's length negotiations, are fair and equitable and take into account the relative earning power and financial condition of Jefferson Bankshares and BOL, based upon both historical and anticipated operations, financial positions and other relevant factors.

    In analyzing the proposed Merger, the Board of Directors of BOL focused its inquiry and examination on, among other things, the financial condition and results of operations of Jefferson Bankshares, the fact that Jefferson Bankshares Common Stock is publicly traded, and the tax-free nature of the Merger.

    For the reasons described above, the Board of Directors of BOL approved the Merger Agreement and recommends that BOL Shareholders vote FOR approval of the Merger Agreement.


EFFECT OF THE MERGER UPON OPERATIONS

    Upon completion of the Merger, BOL will cease to be a separate bank, and its office will become an office of JNB. JNB will be responsible for all liabilities, contracts and obligations of BOL and will succeed to all of BOL's property and contract rights. The employees of BOL will become employees of JNB. Two current members of the Board of Directors of BOL will become members of JNB's Northern Region Board of Directors and the remaining non-employee members of the Board of Directors of BOL, and all non-employee members of its Advisory Board, will become members of JNB's Advisory Board for Loudoun County, Virginia. In addition, Kenneth L. Crovo, President and Chief Executive Officer of BOL, will become a Senior Vice President of JNB. See "The Proposed Merger-- Employment of Kenneth L. Crovo."


CONVERSION RATIO

    On the Effective Date, each issued and outstanding share of BOL Common
Stock (other than those shares as to which appraisal rights under federal banking law have been perfected) will be converted into the right to receive one share of Jefferson Bankshares Common Stock. The conversion ratio was determined on the basis of arm's length negotiations, which took into account relative earning power and financial condition of Jefferson Bankshares and BOL, based upon both historical and anticipated operations, financial positions and other relevant factors.

    If prior to the Effective Date Jefferson Bankshares declares or pays any stock dividend to the holders of record of Jefferson Bankshares Common Stock prior to the Effective Date, or otherwise splits, combines or reclassifies its shares of Jefferson Bankshares Common Stock, then the number of shares of Jefferson Bankshares Common Stock payable to the holders BOL Common Stock in the Merger will be appropriately adjusted to give effect to such stock dividend, stock split, combination or reclassification.


    Except as described in the preceding paragraph, the conversion ratio in the Merger is fixed and will not be adjusted upward or downward as the result of changes in the market price of Jefferson Bankshares Common Stock. Accordingly, if the Merger Agreement is approved, BOL Shareholders will bear the economic risk of a decrease in the market price of Jefferson Bankshares Common Stock will decline between the date of this Proxy Statement-Prospectus and the Effective\ Date. If a decrease in the market price of Jefferson Bankshares Common Stock occurs, then the shares of Jefferson Bankshares Common Stock issuable to BOL Shareholders on the Effective Date will have a lesser value. Conversely, if the market price of Jefferson Bankshares Common Stock increases during the period, then the BOL Shareholders will receive shares having greater value.


EFFECTIVE DATE OF THE MERGER

    Upon the approval of the Merger Agreement by BOL Shareholders, the approval of the OCC, and upon the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Merger will become effective on the date (the "Effective Date") stated in the Certification Letter issued by the OCC. The parties anticipate that the Merger will become effective during the third quarter of 1994. See "The Proposed Merger--OCC Approval Process" and "The Proposed Merger--Conditions to the Merger ."


OUTSTANDING STOCK OPTIONS

    Under the terms of the Merger Agreement, BOL has agreed to use its best efforts to cause the holders of outstanding stock options or stock awards, as the case may be, (i) to exercise such options or awards at the applicable exercise price or (ii) to execute agreements canceling and surrendering, at no cost to Jefferson Bankshares or JNB, their options or awards on the Effective Date. Any outstanding stock options or awards that have not been exercised or canceled as of the Effective Date will be converted to options or awards to acquire an equivalent number of shares of Jefferson Bankshares Common Stock. However, shares of Jefferson Bankshares Common Stock issuable to the holder of any such option or award after the Effective Time will be issued in reliance upon an exemption from registration under the 1933 Act. Accordingly, they will be restricted shares and the holder thereof will not be permitted to sell or transfer them in the absence of registration or an exemption from registration under the 1933 Act and applicable state securities laws.

    As of March 31, 1994, there were BOL stock options or awards outstanding entitling the holders thereof to purchase, in the aggregate, 37,104 shares of BOL Common Stock at an exercise price of $10.00 per share.

OPINION OF FINANCIAL ADVISOR

    BOL has retained McKinnon & Company to act as its financial advisor in connection with the Merger and McKinnon & Company has rendered its opinion to the Board of Directors of BOL that the consideration to be paid to the BOL Shareholders in connection with the Merger is fair to the BOL Shareholders from a financial point of view. During the course of its engagement, and as a basis for arriving at its opinion, McKinnon & Company reviewed and analyzed material bearing upon the financial and operating condition of BOL and Jefferson Bankshares and material prepared in connection with the Merger, including, among other things, the following: (1) the Merger Agreement and the Option Agreement;
(2) the Form S-4 Registration Statement filed with the Commission in connection with the Merger; (3) BOL's financial statements for the three years ended December 31, 1993, as audited and examined by BOL's independent certified public accounting firm; (4) BOL's unaudited financial statements for the three months ended March 31, 1994 and 1993 and other internal information relating to BOL prepared by BOL's management; (5) information regarding the trading market for the common stocks of BOL and Jefferson Bankshares and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; and (7) Jefferson Bankshares' annual reports to shareholders and audited financial statements for the three years ended December 31, 1993, Jefferson Bankshares' unaudited financial statements for the three months ended March 31, 1994, and other unaudited, internal information relating to Jefferson Bankshares. In addition, McKinnon & Company discussed with members of management of BOL and Jefferson Bankshares the background to the Merger, the reasons and basis for the Merger and the business and future prospects of BOL and Jefferson Bankshares individually and as a combined entity and took into account its assessment of general economic, financial market and industry conditions as they existed and could be evaluated at the date of its opinion, as well as its experience in business valuation in general. McKinnon & Company also conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as it deemed appropriate. No instructions or limitations were given or imposed by BOL in connection with the scope of or the examination or investigation made by McKinnon & Company in arriving at its findings.

    In conducting its review and arriving at its opinion, McKinnon & Company relied upon and assumed the accuracy and completeness of the information furnished to it by or on behalf of BOL and Jefferson Bankshares. It did not attempt independently to verify such information, nor did it make an independent appraisal of the assets of BOL or Jefferson Bankshares.

    A copy of the opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B hereto and should be read in its entirety.

    McKinnon & Company's opinion is directed only to the financial consideration and does not constitute a recommendation to any BOL Shareholder as to how such shareholder should vote at the Special Meeting. The summary of the opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

    The Board of Directors of BOL selected McKinnon & Company to serve as its financial advisor based upon, among other considerations, its expertise and experience in working with community banks in Virginia. McKinnon & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, secondary distributions of debt and equity, initial public offerings, private placements and evaluations for estate planning and corporate recapitalizations. The Board of Directors of BOL believes that McKinnon & Company has a thorough working knowledge of the banking industry throughout Virginia, including potential acquirors.

    Pursuant to the terms of McKinnon & Company's engagement letter, which was accepted by BOL on January 10, 1994, BOL has agreed to pay McKinnon & Company a cash fee in an amount equal to one percent of the market value of the Jefferson Bankshares Common Stock issuable to BOL Shareholders for acting as its financial advisor in connection with the Merger, including the rendering of its fairness opinion. Accordingly, at the Effective Date, McKinnon & Company will be entitled to receive a cash fee of $110,844 (assuming that the market value of Jefferson Bankshares Common Stock on the Effective Date is 20.50, which was the closing price of Jefferson Bankshares Common Stock on May 6, 1994 and that all outstanding BOL stock options and awards are exercised on or before the Effective Date). McKinnon & Company's fee is wholly contingent upon the completion of the Merger.


EMPLOYMENT OF KENNETH L. CROVO

    The consummation of the Merger is conditioned upon, among other things, Kenneth L. Crovo's having entered into an employment agreement with JNB (the "Crovo Employment Agreement"). Mr. Crovo is BOL's President and Chief Executive Officer.

    Under the terms of the Crovo Employment Agreement, JNB will employ Mr.
Crovo as a Senior Vice President for a three-year term beginning on the Effective Date. As compensation for Mr. Crovo's services, JNB will pay Mr. Crovo an annual salary of $107,500 during the first year, $115,000 during the second year, and $122,500 during the third year. In addition, Mr. Crovo will be entitled to participate in bonus plans adopted by JNB from time to time for employees of comparable grade and responsibility and will receive certain other benefits.


EXCHANGE OF CERTIFICATES

    JNB, acting through its trust department, or its designee, will serve as the Exchange Agent for the BOL Shareholders. Immediately prior to the Effective Date, Jefferson Bankshares will cause to be delivered to the Exchange Agent certificates representing the number of shares of Jefferson Bankshares Common Stock which the holders of shares of BOL Common Stock are entitled to receive as a result of the Merger.

    As soon as practicable after the Effective Date, the Exchange Agent will mail to each shareholder of record of BOL immediately prior to the Effective Date a letter of transmittal which shall contain instructions for surrendering BOL Common Stock certificates for certificates representing shares of Jefferson Bankshares Common Stock. The letter of transmittal will specify that title to any certificate being submitted for exchange shall pass only upon delivery of such certificate to, and receipt of such certificate by, the Exchange Agent. Upon receipt by the Exchange Agent of any such certificate, together with a duly executed letter of transmittal, such certificate shall be cancelled and the Exchange Agent shall deliver to the former holder of such certificate (or his transferee, as provided below) a certificate representing the number of shares of Jefferson Bankshares Common Stock to which such former holder shall be entitled.

    If any certificate representing a share or shares of Jefferson Bankshares Common Stock is to be issued in a name other than that in which the BOL Common Stock certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the BOL Common Stock certificate surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Jefferson Bankshares Common Stock in any name other than that of the registered holder of the BOL Common Stock Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is payable.

    After the Effective Date there will be no transfers on the stock transfer books of BOL of the shares of BOL Common Stock which were issued and outstanding immediately prior to the Effective Date.

    No dividends or other distributions declared after the Effective Date with respect to Jefferson Bankshares Common Stock, and payable to the holders of record thereof after the Effective Date, will be paid to the holder of any unsurrendered BOL Common Stock certificate until the holder of record has surrendered such certificate for exchange. Subject to the effect, if any, of applicable law, upon the surrender of a BOL Common Stock certificate for exchange, the holder thereof will be entitled to receive such dividends or other distributions, without interest thereon, as he would have been entitled to receive had he surrendered such certificate for exchange immediately after the Effective Date. All dividends or other distributions declared after the Effective Date with respect to Jefferson Bankshares Common Stock, and payable to the holders of record thereof after the Effective Date, which are payable to holders of BOL Common Stock certificates not theretofore surrendered for exchange as described herein shall be paid or delivered by Jefferson Bankshares to the Exchange Agent, in trust for the benefit of such holders.

    All dividends or other distributions held by the Exchange Agent for payment to the holders of unsurrendered BOL Common Stock certificates and unclaimed at the end of one year from the Effective Date will be delivered to Jefferson Bankshares by the Exchange Agent, after which time any holders of BOL Common Stock certificates who have not theretofore surrendered such certificates for exchange will be required, subject to applicable law, to look only to Jefferson Bankshares, as a general creditor, for payment of such dividends or distributions, without interest thereon.

    Any certificates for shares of Jefferson Bankshares Common Stock delivered to the Exchange Agent under the provisions of the Merger Agreement and not exchanged for shares of BOL Common

Stock within one year after the Effective Date shall be returned to Jefferson Bankshares by the Exchange Agent, and Jefferson Bankshares shall thereafter act as exchange agent.

OCC APPROVAL PROCESS

    In connection with the proposed Merger, Jefferson Bankshares caused JNB to submit a merger application to the Office of the Comptroller of the Currency (the "OCC") for approval on May 4, 1994. The OCC has advised JNB that it has accepted the application and has sent copies of the application to the Department of Justice (the "DOJ"), the Federal Deposit Insurance Corporation (the "FDIC"), and the appropriate Federal Reserve Bank (the "FRB") for their views on the competitive effects of the proposed Merger. By statute, the DOJ, the FDIC and the FRB generally have 30 days to review and comment on the application.

    In addition, JNB and BOL must jointly publish their intention to merge three times during a 30-day period. By statute, the public comment period for the proposed Merger is 30 days commencing on the date of the first publication.

    Following receipt of a complete application, the OCC performs an analysis of the application. The OCC strives to preserve the soundness of the national banking system and to promote market structures conducive to competition. Normally, it will approve a merger that would not have a substantially adverse effect on competition and would be beneficial to the merging depository institutions and to the public. Generally, the OCC will not approve a merger that would result in substantially adverse competitive effects, unless the probable effects of the merger on improved convenience and needs clearly outweigh the adverse effects. In evaluating the Merger, the OCC will consider various factors, including the effect of the transaction on competition; the convenience and needs of the community to be served; the financial history of the merging institutions; the condition of the merging depository institutions, including capital, management and earnings prospects; the existence of insider transactions; and the adequacy of disclosure of the terms of the Merger.

    The OCC may require JNB to supply additional information if the OCC has concerns about competitive effects or supervisory concerns about the merging banks. The OCC may delay its decision to await receipt and review of such additional information. The OCC will decide whether to approve the Merger after the end of the 30-day public comment period and the 30-day regulatory comment period. The Merger cannot be consummated until 30 days after the OCC grants preliminary approval. During the 30-day waiting period, the DOJ may seek an injunction that prohibits consummation. JNB must advise the OCC at least 10 days before the desired effective date for the Merger so that the OCC may issue a letter certifying the Merger. The OCC will issue a certification letter (the "Certification Letter") if JNB has met all conditions specified in its approval letter. The Merger must be consummated within one year from the date of the OCC's preliminary approval or the approval will lapse.

APPRAISAL RIGHTS

    Under 12 U.S.C. (section mark)215a(b) through (d), any BOL Shareholder who has voted against the Merger at the Special Meeting, or who has before or at the Special Meeting given written notice to BOL that he dissents from the Merger will be entitled to receive the value of the shares held by him upon written request made to JNB (sometimes hereinafter referred to as the "Receiving Bank") at any time before 30 days after the Effective Date, if such request is accompanied by the surrender of his stock certificates. Failure either to vote against the Merger or to give timely written notice of dissent will constitute a waiver of appraisal rights.

    The value of the shares of any dissenting BOL Shareholder will be ascertained as of the Effective Date by an appraisal made by a committee of three persons composed of (i) one selected by the vote of the holders of a majority of the shares of BOL Common Stock as to which appraisal rights have been validly exercised; (ii) one selected by the directors of the Receiving Bank; and (iii) one selected by the two appraisers so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed is not satisfactory to any such dissenting shareholder, he may, within five days after being notified of the appraised value of such shares, appeal to the Office of the Comptroller of the Currency, Washington, D.C. 20219, who will cause a reappraisal to be made which will be final and binding as the value of the shares of the dissenting shareholder requesting appraisal. If, more than 90 days from the Effective Date, for any reason, one or more of the appraisers is not selected or the appraisers fail to determine the value of the shares, the OCC will, upon written request of any interested party, cause an appraisal to be made, which will be final and binding upon all parties.

    In order to exercise appraisal rights, a dissenting BOL Shareholder must not only vote against the Merger at the Special Meeting or give the notice specified above, but must also make the written request to the Receiving Bank within 30 days after the Effective Date and surrender share certificates to the Receiving Bank at that time. Any shareholder who votes against the Merger at the Special Meeting or who gives the notice specified above, will be notified of the Effective Date.

    The expenses of the OCC in making any appraisal or reappraisal, if necessary, will be paid by the Receiving Bank. Dissenting shareholders and the Receiving Bank will bear their own expenses in connection with all other aspects of the appraisal process.

    The appraised value of the shares as finally ascertained will be promptly paid to dissenting BOL Shareholders by the Receiving Bank. Shares of BOL Common Stock owned by any person who properly demands and perfects such person's appraisal rights will not be deemed to be converted into shares of Jefferson Bankshares Common Stock, but the holder thereof will receive instead the appraised value of the shares as of the Effective Date.

    Reference is made to Appendix C hereto for the complete text of the provisions of 12 U.S.C. (section mark)215a(b) through (d) relating to the rights of dissenting BOL Shareholders. The statements made herein are qualified in their entirety by reference to Appendix C. The provisions of 12 U.S.C.(section mark)215a(b) through (d) are technical in nature and complex. Any holder of BOL Common Stock who desires to dissent may wish to consult legal counsel, particularly because the failure to comply strictly with the provisions of 12 U.S.C. (section mark)215a(b) through (d) may defeat a dissenting shareholder's rights.

    Exercise of appraisal rights by BOL Shareholders will result in recognized gain or loss, as the case may be, for federal income tax purposes. See "The Proposed Merger--Certain Federal Income Tax Consequences."

    McGuire, Woods, Battle & Boothe, counsel to Jefferson Bankshares, has advised Jefferson Bankshares that the following discussion accurately summarizes the material federal income tax consequences of the Merger for a BOL Shareholder. This summary does not discuss all aspects of federal income taxation that may be relevant to a BOL Shareholder, whether because of the special investment circumstances of such Shareholder or the special treatment provided for certain categories of investors (such as tax-exempt entities, dealers in securities, and foreign persons). This discussion applies only to BOL Shareholders who have held their Shares as capital assets. Furthermore, this discussion does not discuss any aspect of state, local, or foreign tax laws.

    This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations and administrative rulings issued thereunder, and judicial decisions currently in effect, all of which are subject to change at any time by legislation, administrative action, or judicial decisions; any such changes could be implemented retroactively.

    EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER IN LIGHT OF SUCHSHAREHOLDER'S PARTICULAR INVESTMENT CIRCUMSTANCES AND THE APPLICATION OF STATE, LOCAL, AND FOREIGN TAX LAWS. A ruling will not be sought from the Internal Revenue Service (the "Service") with respect to any of the tax consequences of the Merger.

    THE MERGER. Jefferson Bankshares has received the opinion of McGuire, Woods, Battle & Boothe that, for federal income tax purposes, the Merger will constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, with the result that no taxable gain or loss will be recognized by BOL, JNB or Jefferson Bankshares upon consummation of the Merger. The opinion is based on certain representations made by Jefferson Bankshares and BOL with respect to factual matters required to qualify the Merger as a reorganization under the Code. Such representations include the following:

    (a) The fair market value of the Jefferson Bankshares Common Stock received by each BOL Shareholder (or, in the case of a cash election, the amount of cash received by each such shareholder) will be approximately equal to the fair market value of the BOL stock exchanged therefor.

    (b) Immediately after the Merger, the shareholders of BOL will own Jefferson Bankshares Common Stock having a value, as of the date of the Merger, of at least 50% of the aggregate value of the outstanding stock of BOL as of the date of the Merger.

    (c) Each officer and director of BOL has represented that he or she has no current intention to dispose of any shares of Jefferson Bankshares Common Stock received in the Merger and is not aware of any plan or intention on the part of any other shareholders of BOL to sell, exchange, or otherwise dispose of any shares of Jefferson Bankshares Common Stock received in the Merger.

    (d) JNB will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by BOL immediately prior to the Merger.

    (e) Neither Jefferson Bankshares, JNB, or BOL will make any redemption or dividend distribution prior to or in connection with the Merger, except that Jefferson Bankshares may make its regular quarterly cash dividend payment consistent with its historical practice.

    (f) Following the Merger, JNB will continue the historic business of BOL.

    (g) Jefferson Bankshares, JNB, BOL, and the BOL Shareholders will pay their respective expenses, if any, incurred in connection with the Merger, except that liability for certain expenses of BOL that are solely and directly related to the transaction may be assumed by JNB in the Merger.

    (h) There is no intercorporate indebtedness existing between BOL and JNB or Jefferson Bankshares that was issued, acquired, or will be settled at, a discount.

    (i) No shares of JNB stock have been or will be issued to any BOL Shareholder in connection with the Merger.

    (j) None of the compensation received by any shareholder-employee of BOL was separate consideration for, or allocable to, any of the shares of BOL Common Stock; none of the shares of Jefferson Bankshares Common Stock received by any such shareholder-employee was separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to each such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    EXCHANGING SHAREHOLDERS. As a result of the Merger qualifying as a reorganization under the Code, the following federal income tax consequences will ensue:

    (a) No taxable gain or loss will be recognized by a BOL Shareholder on the exchange of BOL Common Stock solely in exchange for Jefferson Bankshares Common Stock;

    (b) the initial tax basis of a share of Jefferson Bankshares Common Stock received in the Merger will be equal to the tax basis of the BOL Common Stock exchanged therefor; and

    (c) the holding period of the Jefferson Bankshares Common Stock received in the Merger will include the holding period of the BOL Common Stock exchanged therefor, provided the BOL Common Stock was held as a capital asset on the date of the Merger.

    DISSENTING SHAREHOLDERS. A BOL Shareholder who dissents from the Merger and receives solely cash for his entire interest in BOL Common Stock will be treated as having had the BOL Common Stock redeemed in complete termination of such interest within the meaning of Section 302(b)(3) of the Code, provided such BOL Shareholder is not the constructive owner of any other shares of Jefferson Bankshares Common Stock under the attribution rules of Section 318(a) of the Code. Under Section 302 of the Code, such deemed redemption generally will result in the recognition of taxable gain or loss equal to the difference between (i) the amount of cash received, and (ii) the BOL Shareholder's adjusted tax basis in the BOL Common Stock exchanged therefore. Such gain or loss will be long-term capital gain or loss if the holding period of the BOL shareholder in the BOL Common Stock exceeds one year. Under present law, a BOL Shareholder's ability to deduct any long-term capital loss is limited to the sum of the BOL Shareholder's net capital gain from other sources plus $3,000.

    BACKUP WITHHOLDING. Under the federal income tax backup withholding rules, the Exchange Agent will withhold and remit to the IRS 31% of all cash payments made to a dissenting shareholder unless the shareholder provides his tax identification number and certifies that such number is correct or unless an exemption from backup withholding is applicable.


CONDITIONS TO THE MERGER

    In addition to requiring the approval of the shareholders of BOL to the Merger and the approval of the OCC, the Merger Agreement requires the satisfaction of a number of before Jefferson Bankshares and BOL are obligated to consummate the Merger, including: (a) effectiveness of the Registration Statement filed by Jefferson Bankshares for the shares of Bankshares Common Stock to be issued to the BOL Shareholders under the Merger (b) the receipt by Jefferson Bankshares of a commitment for title insurance covering the real property owned by BOL; (c) the receipt by Jefferson Bankshares of an opinion from KPMG Peat Marwick, its independent auditors, that the Merger will be accounted for as a pooling-of-interests; (d) execution and delivery of the Crovo Employment Agreement by Kenneth L. Crovo; (e) the absence of any court or administrative agency order restraining or prohibiting the consummation of the Merger; (f) the absence of any statute, rule or regulation, whether proposed or enacted, which does or might prohibit, restrict or delay the consummation of the Merger; (g) the accuracy of representations and warranties made in the Merger Agreement; and (h) the performance of obligations and the compliance with all conditions required by the Merger Agreement.

    At any time on or prior to the Effective Date of the Merger, to the extent legally permitted, the Boards of directors of either Jefferson Bankshares or BOL may waive compliance with any of the agreements or conditions which are contained in the Merger Agreement for the benefit of such company.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, whether before or after obtaining shareholder approval: (a) by the Boards of Directors or Executive Committees of both BOL and Jefferson Bankshares; (b) by either Jefferson Bankshares or BOL (i) if there has been a material breach by the other party of a representation, warranty or agreement contained in the Merger Agreement or if any condition to the consummation of the Merger which must be met by the other becomes impossible to fulfill, (ii) if any action or proceeding before any court or other governmental body or agency has been instituted or threatened to restrain or prohibit the Merger and such party in good faith deems it inadvisable to proceed with the Merger,(iii) if the holders of more than 66-2/3% of the outstanding shares of BOL Common Stock shall have failed to vote in favor of the Merger at the Special Meeting, or
(iv) if the Closing has not occurred by 11:59 p.m. on December 31, 1994.

    The Merger Agreement may be amended by the mutual agreement of the Boards of Directors of Jefferson Bankshares and BOL at any time prior to the approval of the Merger Agreement and Merger by the BOL Shareholders. After such approval has been obtained, no amendment may be made to change the Merger Agreement in a manner which is materially adverse to the BOL Shareholders unless such amendment is approved by such shareholders.

    The Merger Agreement also contains mutual covenants concerning the obligations of each of the parties to use its best efforts to consummate the Merger, the right of each party to review the other party's books and records, and other customary matters.


EXPENSES RELATED TO THE MERGER

    Jefferson Bankshares and BOL each has agreed to pay its own expenses incurred with regard to the Merger Agreement and the transactions contemplated thereby, except that, in the event that the Merger is not consummated as a result of the failure of the BOL Shareholders to approve the Merger, Jefferson Bankshares and BOL have agreed to share equally all expenses reasonably incurred by either party in connection with the preparation, filing, printing or distribution of the Registration Statement and this Proxy Statement-Prospectus.


OPTION AGREEMENT

    As a condition to Jefferson Bankshares' entering into the Merger Agreement and in consideration therefor, BOL and Jefferson Bankshares entered into the Option Agreement. The Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for another party to obtain control of or acquire BOL. The Option entitles Jefferson Bankshares to purchase up to 100,000 fully paid and non-assessable shares of BOL Common Stock, representing 19.9% of the shares of BOL Common Stock issued and outstanding as of March 31, 1994 without giving effect to any shares subject or issued pursuant to the Option, at a price of $14 per share. The aggregate purchase price for the shares of BOL Common Stock that may be purchased upon the exercise of the Option is $1,400,000.00.

    The Option Agreement provides that Jefferson Bankshares may exercise the Option, in whole or in part, at any time prior to the date on which the Merger Agreement is terminated (the "Termination Date") if Jefferson Bankshares is not, at the time of exercise, in material breach of its obligations under the Merger Agreement and if any of the following events has occurred: (a) the making, by any person or group of persons other than Jefferson Bankshares or any of its subsidiaries (an "Acquiror"), of a tender offer or exchange offer for a sufficient number of Shares such that such Acquiror would, upon the completion of such tender or exchange, beneficially own 20% or more of the outstanding shares of BOL Common Stock; (b) the acquisition, by any Acquiror, of beneficial ownership of 20% or more of the outstanding shares of BOL Common Stock; or (c) the making, by any Acquiror, by public announcement or private communication to BOL, of a firm proposal (i) to acquire BOL by merger, consolidation, purchase of all or a substantial portion of the assets of BOL, or other similar transaction, or (ii) to make a tender offer or exchange offer described in clause (a) above. As of the date hereof, none of these events ("Triggering Events") has occurred.

    At any time after Jefferson Bankshares acquires shares issuable upon the exercise of the Option, Jefferson Bankshares may require BOL to repurchase such shares for an amount equal to the price Jefferson Bankshares paid for such shares, plus any interest earned by BOL on such funds (the "Repurchase Price"). In addition, if Jefferson Bankshares and BOL have not consummated the Merger by the Termination Date (other than as a result of a material breach of the Merger Agreement by BOL), then BOL may repurchase all of such shares at the Repurchase Price. If BOL exercises such right and, during the 12-month period following such repurchase, any Acquiror acquires or agrees to acquire BOL by merger, consolidation, or purchase of all or substantially all of BOL's assets, then BOL (or its successor) will promptly notify Jefferson Bankshares and, upon the successful completion of such a merger, consolidation or purchase of all or substantially all of BOL's assets, will pay Jefferson Bankshares in cash an amount equal to the difference between the Repurchase Price and the average price per share such Acquiror has paid, multiplied by the number of shares repurchased hereunder.

    The Merger Agreement may be terminated at any time prior to the Effective Date by either BOL or Jefferson Bankshares if the Merger is not approved at the Special Meeting. Accordingly, if no Triggering Event has occurred, the holders of at least 33 1/3% of the outstanding shares of BOL Common Stock vote against the Merger at the Special Meeting, and either BOL or Jefferson Bankshares terminates the Merger Agreement as a result thereof, the Option will terminate.


    RESTRICTIONS ON SALE OF JEFFERSON BANKSHARES COMMON STOCK AFTER THE MERGER


    Jefferson Bankshares has registered under the Securities Act the shares of Jefferson Bankshares Common Stock which the BOL Shareholders will be entitled to receive upon consummation of the Merger. Those BOL Shareholders who are not deemed to be "affiliates" of BOL may freely sell, without additional registration under the Securities Act or an exemption (including Rule 145 promulgated under the Securities Act) from the registration requirements thereof, the shares of Jefferson Bankshares Common Stock which they receive in the Merger. BOL Shareholders who are deemed to be "affiliates" of BOL may not use this Proxy Statement-Prospectus to effect resales of the shares of Jefferson Bankshares Common Stock they receive.

    BOL has determined that each of its directors and executive officers, and their respective affiliates, are or may be "affiliates" of BOL under the Securities Act. Based upon information supplied by them, these persons will receive approximately 142,834 shares (or approximately 27.2%) of the shares of Jefferson Bankshares Common Stock to be delivered to the BOL Shareholders. BOL has agreed to deliver to Jefferson Bankshares, at or prior to the Effective Date, an agreement signed by each of such "affiliates" covering various rights and obligations of such persons with respect to the shares of Jefferson Bankshares Common Stock they will receive.

ACCOUNTING TREATMENT

    Consummation of the Merger is conditioned upon the Merger being accounted for as a pooling-of-interests and the receipt by Jefferson Bankshares of an opinion to that effect from KPMG Peat Marwick, Jefferson Bankshares' independent auditors. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Jefferson Bankshares and BOL will be carried forward at their previously recorded amounts. Revenues and expenses will be retroactively presented as if Jefferson Bankshares and BOL were combined for the entire fiscal period in which the Merger occurs and for all periods prior to the Merger at previously recorded amounts.




                [THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY]

                   PRO FORMA FINANCIAL INFORMATION


    The following unaudited pro forma combined condensed financial statements give effect to the proposed Merger of BOL and Jefferson Bankshares using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical consolidated financial statements of Jefferson Bankshares and subsidiaries, see "The Proposed Merger--Accounting Treatment."

    The pro forma combined condensed balance sheet combines the consolidated balance sheet of Jefferson Bankshares and the balance sheet of BOL as of March 31, 1994. The pro forma combined condensed income statements for the year ended December 31, 1993 and for the three months ended March 31, 1994 combine the consolidated results of operations of Jefferson Bankshares and the results of operations of BOL for the year ended December 31, 1993 and for the three months ended March 31, 1994, respectively. Certain income, expenses, and other items in the BOL financial statements have been reclassified to conform to Jefferson Bankshares' presentation. The pro forma combined condensed balance sheet as of March 31, 1994 and the pro forma combined condensed income statement for the three months ended March 31, 1994, have been derived from unaudited financial statements. Such financial statements, in the opinion of management of BOL and Jefferson Bankshares, include all adjustments necessary for a fair presentation of the financial statements. The pro forma combined condensed income statement for the year ended December 31, 1993 has been derived from audited financial statements incorporated by reference or included elsewhere herein.

    The information shown is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have occurred had the Merger been in effect during the periods presented. These statements and the related notes should be read in conjunction with the related consolidated financial statements of Jefferson Bankshares and the notes thereto included in Jefferson Bankshares' Form 10-K for the fiscal year ended December 31, 1993 incorporated herein by reference, in conjunction with the financial statements of BOL and the notes thereto appearing elsewhere herein, and in conjunction with the notes of the Jefferson Bankshares and BOL Summary Financial Data appearing elsewhere herein.




           [THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY]

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1994
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                              JEFFERSON                                         PRO FORMA
                                              BANKSHARES       BOL(1)       ADJUSTMENTS         COMBINED

ASSETS
Cash and due from banks                       $   106,812     $  2,109                       $   108,921
Money market investments                            4,773        5,886                            10,659
Securities available for sale, at market          196,693          984                           197,677
Securities held to maturity, at cost              499,536       11,169                           510,705
Loans                                           1,000,940       36,241                         1,037,181
Less: Unearned income                                (227)         (53)                             (280)
            Allowance for loan losses             (12,870)      (1,161)                          (14,031)
Net loans                                         987,843       35,027                         1,022,870
Other assets                                       94,743          833                            95,576

            Total assets                      $ 1,890,400     $ 56,008                       $ 1,946,408


LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits                                      $ 1,665,972     $ 51,068                       $ 1,717,040
Short-term borrowings                              12,154           --                            12,154
Long-term debt                                        983           --                               983
Other liabilities                                  15,229           82                            15,311
            Total liabilities                   1,694,338       51,150                         1,745,488

Preferred stock                                        --           --                                --
Common stock                                       36,529        2,508     (2,508)    (2)         37,783
                                                                            1,254     (2)
Capital surplus                                    40,733        2,508      1,254     (2)         44,495
Retained earnings                                 117,553         (149)                          117,404
Unrealized gain on securities
    available for sale, net of taxes                1,247           (9)                            1,238
            Total shareholders' equity            196,062        4,858                           200,920
            Total liabilities and shareholders'
            equity                            $ 1,890,400     $ 56,008                       $ 1,946,408

    (1) Certain amounts included in BOL's balance sheet have been reclassified to conform to reporting classifications in Jefferson Bankshares' balance sheet.

    (2) To reflect the cancellation of 501,596 shares of BOL Common Stock at $5.00 per share par value and the issuance of shares of Jefferson Bankshares Common Stock at $2.50 per share par value, based on an exchange ratio of one share of Jefferson Bankshares Common Stock for each share of BOL Common Stock. For information about outstanding BOL stock options, see "The Proposed Merger
- -- Outstanding Stock Options."


                         PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                          FOR THE YEAR ENDED DECEMBER 31, 1993
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        PRO FORMA
                                               JEFFERSON                 COMBINED
                                               BANKSHARES      BOL     (UNAUDITED)

INTEREST INCOME
Interest and fees on loans                     $  77,816    $ 3,043     $  80,859
Income on investment securities
    U.S. Treasury                                 14,143        118        14,261
    U.S. Government agencies                      17,742        306        18,048
    States and political subdivisions
    (tax-exempt)                                   1,886          4         1,890
    Other securities                              12,603          9        12,612
Other interest income                              1,015        154         1,169
            Total interest income                125,205      3,634       128,839

INTEREST EXPENSE
Interest-bearing transaction accounts             21,564        737        22,301
Certificates of deposit
    $100,000 and over                              2,662        188         2,850
Other time deposits                               21,701        437        22,138
Short-term borrowings                                429         17           446
Long-term debt                                        86         --            86
            Total interest expense                46,442      1,379        47,821


NET INTEREST INCOME                               78,763      2,255        81,018
PROVISION FOR LOAN LOSSES                            750      1,161         1,911
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                     78,013      1,094        79,107


NON-INTEREST INCOME
Trust income                                       4,037         --         4,037
Service charges on deposit accounts                8,350        296         8,646
Investment securities gains, net                      88        137           225
Other income                                       4,455         --         4,455
            Total non-interest income             16,930        433        17,363


NON-INTEREST EXPENSE
Salaries and employee benefits                    33,803        842        34,645
Occupancy expense, net                             4,556        181         4,737
Equipment expense                                  5,616        100         5,716
Other expense                                     15,847        757        16,604
            Total non-interest expense            59,822      1,880        61,702

Income (loss) before income tax expense           35,121       (353)       34,768
Provision for income tax expense (benefit)        11,303       (120)       11,183

NET INCOME (LOSS)                              $  23,818    $  (233)    $  23,585

NET INCOME (LOSS) PER COMMON                   $    1.64    $ (0.46)    $    1.57
    SHARE
AVERAGE SHARES OUTSTANDING                        14,559        502        15,061


                          PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                        FOR THE THREE MONTHS ENDED MARCH 31, 1994
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                       (UNAUDITED)


                                              JEFFERSON                PRO FORMA
                                             BANKSHARES      BOL       COMBINED
INTEREST INCOME
Interest and fees on loans                    $  18,543    $  737     $  19,280
Interest on securities available for sale
    U.S. Treasury                                 3,340        --         3,340
    U.S. Government agencies                         --        10            10
Income on investment securities
    U.S. Treasury                                    --        20            20
    U.S. Government agencies                      4,712        82         4,794
    States and political subdivisions
    (tax-exempt)                                    377         1           378
    Other securities                              2,943        15         2,958
Other interest income                               109        27           136
            Total interest income                30,024       892        30,916

INTEREST EXPENSE
Interest-bearing transaction accounts             5,060       191         5,251
Certificates of deposit
    $100,000 and over                               632        45           677
Other time deposits                               4,912       104         5,016
Short-term borrowings                               119         -           119
Long-term debt                                       17         -            17
            Total interest expense               10,740       340        11,080

NET INTEREST INCOME                              19,284       552        19,836
PROVISION FOR LOAN LOSSES                           435        40           475
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                    18,849       512        19,361

NON-INTEREST INCOME
Trust income                                      1,100        --         1,100
Service charges on deposit accounts               2,040       100         2,140
Other income                                      1,043        --         1,043
            Total non-interest income             4,183       100         4,283

NON-INTEREST EXPENSE
Salaries and employee benefits                    8,986       220         9,206
Occupancy expense, net                            1,257        45         1,302
Equipment expense                                 1,375        41         1,416
Other expense                                     3,849       181         4,030
            Total non-interest expense           15,467       487        15,954

Income before income tax expense                  7,565       125         7,690
Provision for income tax expense                  2,516        43         2,559


NET INCOME                                    $   5,049    $   82     $   5,131



NET INCOME PER COMMON SHARE                   $    0.35    $ 0.16     $    0.34
AVERAGE SHARES OUTSTANDING                       14,601       502        15,103

                     JEFFERSON BANKSHARES COMMON STOCK AND
                       COMPARISON WITH BOL COMMON STOCK

JEFFERSON BANKSHARES COMMON STOCK

    Jefferson Bankshares is authorized to issue 32,000,000 shares of common stock, $2.50 par value, of which 14,611,466 shares were issued and outstanding as of March 31, 1994. Jefferson Bankshares is also authorized to issue 1,000,000 shares of preferred stock, $10.00 par value. No shares of preferred stock are issued and outstanding. The Board of Directors of Jefferson Bankshares could at any time, without additional approval of the holders of Jefferson Bankshares Common Stock, issue either authorized and unissued shares of preferred stock in series or additional authorized and unissued shares of Jefferson Bankshares Common Stock. At present there are no plans to issue shares of preferred stock.

    Holders of Jefferson Bankshares Common Stock are entitled to receive dividends when and if declared by the Board of Directors of Jefferson Bankshares out of funds legally available therefor, but only after payment of all required dividends on any outstanding preferred stock. Holders of Jefferson Bankshares Common Stock are entitled to cast one vote for each share held of record and are not entitled to cumulate votes for the election of directors or any other matter. The holders of such stock have voting powers on all matters requiring approval of shareholders, subject to the voting rights of the holders of any preferred stock that may be issued and outstanding to the extent provided in the applicable articles of serial designation or otherwise pursuant to the Virginia Stock Corporation Act. In the event Jefferson Bankshares were liquidated, after payment of all debts and expenses, the remaining assets of Jefferson Bankshares, if any, would be distributed to the holders of Jefferson Bankshares Common Stock ratably, subject to the liquidation preferences of any preferred stock that may be issued and outstanding. The holders of Jefferson Bankshares Common Stock do not have preemptive rights to subscribe for any additional securities issued by Jefferson Bankshares.

    Jefferson Bankshares is a party to a loan agreement limiting dividends which may be paid by Jefferson Bankshares. The loan agreement, repayable in installments through 1994, limits dividends to 100% of current year's net income less any required principal payments on indebtedness and has a minimum capital requirement of $77,000,000 to be met at the end of 1984 with subsequent required cumulative increases of the greater of $4,000,000 per year or 40% of Jefferson Bankshares' cumulative consolidated net income for years after 1984. As of December 31, 1993, the minimum capital required to be met was $135,000,000.


COMPARISON WITH BOL COMMON STOCK

    BOL is a Virginia corporation authorized to issue 1,000,000 shares of common stock, $5.00 par value, of which 501,596 shares were issued and outstanding as of March 31, 1994. Holders of BOL Common Stock do not have cumulative voting rights or preemptive rights to subscribe to any additional securities issued by BOL. The directors of BOL are elected annually for a one-year term.
                                       29

    Under Virginia law, the holders of BOL Common Stock and the holders of Jefferson Bankshares Common Stock have the same rights. Holders of BOL Common Stock would generally not have appraisal rights in connection with a merger, consolidation or plan of exchange but would have appraisal rights in connection with a sale of all or substantially all of BOL's assets. Holders of Jefferson Bankshares Common Stock would generally have appraisal rights in the case of a merger, plan of exchange or sale of all or substantially all of Jefferson Bankshares' assets only if the consideration to be received were other than (a) cash, (b) shares or shares and cash in lieu of fractional shares of (i) the surviving or acquiring corporation or (ii) another corporation which are listed on a national securities exchange or held of record by more than two thousand shareholders or (c) a combination of the above.

    Appraisal rights which the holders of BOL Common Stock have in connection with the Merger arise under federal banking law since BOL is being merged into JNB.


                       INFORMATION ABOUT BOL

BUSINESS

    BOL was organized in 1986 and commenced operations in 1988 as a bank under the laws of the Commonwealth of Virginia and operates in the town of Leesburg in Loudoun County, Virginia. BOL's deposits are insured by the Bank Insurance Fund (the "BIF"), as administered by the Federal Deposit Insurance Corporation. BOL is a full-service commercial bank serving primarily Loudoun County, which is located in Northern Virginia. Retail banking services offered to individuals and businesses in its service area include deposit accounts, business loans, personal loans, residential mortgages, education loans, safe deposit and night depository services. Twenty-four hour banking services are provided by BOL through an automated teller machine (ATM) located at its office in Leesburg, Virginia.

    BOL leases one office building, which is occupied as banking offices and is located in a major retail business district of Leesburg, Virginia.

    BOL does not obtain any material portion of its deposits from a single individual, one particular business, or from state or federal governments. The loans of BOL are not concentrated within a single industry, group of related industries or any individual customer. BOL is not subject to any discernible seasonable trends. Further, BOL has no foreign banking activities.

    There is substantial competition within the service area in which BOL maintains offices. In addition to competing with other commercial banks from both within and outside its service area, BOL competes with other financial institutions such as savings and loan associations, credit unions, money market funds, brokerage firms and finance companies. Deregulation of the banking industry, the increased competition from non-bank entities for the cash balances of individuals and businesses and continued developments in the computer and communications industries have caused significant changes in BOL as well as other banks.

New products that been introduced by BOL in recent years include ATM and VISA/MasterCard services.

BENEFICIAL OWNERSHIP OF BOL COMMON STOCK

    The following table sets forth, as of May 6, 1994, information regarding the ownership of (1) each person known to be the beneficial owner of more than five percent (5%) of the outstanding shares of BOL Common Stock, (2) each director who owns BOL Common Stock, (3) each individual serving as BOL's chief executive officer or acting in a similar capacity during the last completed fiscal year (the "CEO") and each of the four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year, and (4) all directors and executive officers of BOL as a group:

NAME AND ADDRESS OF BENEFICIAL           NUMBER OF SHARES
 OWNER, DIRECTOR OR OFFICER             BENEFICIALLY OWNED (1)     PERCENTAGE OF TOTAL (2)
W. Gray Price, IV (3)                           53,050                    10.5%
P. O. Box 60
Middleburg, Virginia 22117

Harold L. Shotwell (4)                          28,500                     5.6%
1106-C Sterling Road
Sterling, Virginia 22170

Georgia W. Bange (5)                            10,350                     2.1%
303 Belmont Place, S.W.
Leesburg, Virginia 22075

Kenneth L. Crovo (6)                            20,900                     4.1%
1001 Foster Place, S.W.
Leesburg, Virginia 22075

John E. Skilton (7)                              4,600                       *
3505 Perry Street
Fairfax, Virginia 22030

Lawrence N. Grant (8)                           22,100                     4.4%
P. O. Box 2168
Leesburg, Virginia 22075

Marvin E. Dodson, Jr.                              800                       *
P. O. Box 362
Leesburg, Virginia 22075

NAME AND ADDRESS OF BENEFICIAL           NUMBER OF SHARES
  OWNER, DIRECTOR OR OFFICER            BENEFICIALLY OWNED (1)     PERCENTAGE OF TOTAL (2)

Joseph B. Humphries (9)                          2,400                       *
8726 Foxhall Terrace
Fairfax Station, Virginia 22039

Jody V. Buel                                       134                       *
10818 Campaign Court
Manassas, Virginia 22110


All directors and officers as a group          142,834                    27.2%
(9 persons)

*  Less than one percent

    (1) The information shown is based on information furnished to Jefferson Bankshares by the named persons.  The amount and percentage of securities beneficially owned by an individual are determined in accordance with the definition of beneficial ownership set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after May 6, 1994.  Beneficial ownership may be disclaimed as to certain of the securities.  Unless otherwise indicated, the persons and entities named have sole voting and dispositive power over their shares.

    (2) Individual percentages have been rounded.  Shares subject to outstanding stock options or warrants which the individual has the right to acquire within 60 days after May 6, 1994, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual, or any group including such individual, but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other individual.

    (3) Includes 4,000 shares issuable upon the exercise of stock options and 38,050 shares held by Mr. Price as custodian for certain of his children.

    (4) Includes 3,554 shares issuable upon the exercise of stock options.  The figure also includes 5,000 shares held of record by the Shotwell Money Purchase Pension Plan (of which Mr. Shotwell is plan administrator and a beneficiary) and 5,000 shares held of record by J.B. Shotwell & Son, Excavating & Grading (of which Mr. Shotwell is President, director, and controlling shareholder).

                                       32


    (5) Includes 3,550 shares issuable upon the exercise of stock options.

    (6) Includes 4,000 shares issuable upon the exercise of stock options.  The figure also includes 223 shares held by Mr. Crovo's wife, 10,000 shares held by Mr. Crovo as trustee under various revocable living trust agreements for the benefit of G. W. Detty,
III, K. E. Detty, and A. K. Detty, and 5,800 shares held of record by Auer & Co. in a retirement account for the benefit of Mr.
Crovo.

    (7) Includes 2,000 shares issuable upon the exercise of stock options.

    (8) Includes 4,000 shares issuable upon the exercise of stock options.  The figure also includes 3,750 shares held of record by
First Trust Corp. in retirement accounts for the benefit of Mr. Grant and/or his wife, and 2,500 shares held of record by
Independent Insurance Center Money Pension Plan (of which Mr. Grant and his wife are co-trustees and beneficiaries).

    (9) Includes 2,000 shares issuable pursuant to an award on July 1, 1994 and 200 shares held by Mr. Humphries as custodian for certain of his children.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BOL

    The following discussion is intended to assist the reader in understanding and evaluating the financial condition and results of operations of BOL. This review should be read in conjunction with the financial statements and accompanying notes. The analysis attempts to identify trends and material changes which occurred during the periods presented.


RESULTS OF OPERATIONS

Fiscal Years Ended December 31, 1993,
December 31, 1992, and December 31, 1991

    OVERVIEW TO RESULTS OF OPERATIONS. In 1993, BOL incurred a net loss of $232,606 as compared to net income of $104,449 in 1992 and $52,060 in 1991.

    The net loss in 1993 resulted primarily from an increase in the provision for loan loss from $594,744 in 1992 to $1,160,500 in 1993. The additional provision for loan losses was made as a result of management's review of BOL's loan portfolio and applying the loan loss provision calculation methodology utilized by Jefferson National Bank (See Provision for Loan Loss).

On a per share basis, the net loss in 1993 was $.46 compared with net income of $.21 per share for the same period of 1992 and $.10 per share for the same period of 1991. Excluding the special charge to the loan loss provision and certain merger-related expenses totaling $100,000, Bank of Loudoun would have reported net income of $272,000 or $.54 per share.

    Deposits as of December 31, 1993, were $50,736,588 and represented an increase of $9,300,497 or 22% above the same period in 1992. Loans, net of loss provision, were $34,744,093 at December 31, 1993, and represented an increase of $4,406,404 or 14% above the same period in 1992.

    Total assets increased during 1993 by approximately $9,639,686 or 20.45%.

    The net income of BOL is affected by three major factors: Net interest income or the difference between interest income earned and interest expense incurred; other operating income which is made up primarily of service charges, fees and securities transactions; and other operating expenses consisting of the salaries and other expenses incurred by BOL in day-today operations.

    NET INTEREST INCOME. Net interest income is the primary source of earnings for BOL. With the additions to the special addition to the loan loss provision (see Provisions for Loan Loss), net interest income after loan loss provision increased slightly to $1,094,931 in 1993 from $1,017,537 in 1992 and represented an increase of 7.60%. Net interest income before loan loss provision increased to $2,255,431 in 1993 from $1,612,281 in 1992, and represented an increase of 39.89%.

    OTHER INCOME. Other operating income for 1993 included income from service charges and fees related to deposit accounts, bank card fees, insurance premiums on credit life and health policies, and gains on the sale of SBA loans. Total non-interest income totaled $432,623 in 1993 and was slightly less than the $489,839 amount received in 1992. The difference is primarily attributable to a reduction in amount received from gains on the sale of loans. In 1993, approximately $111,199 less was received on gains from the sale of loans. In 1993, service charges on other fees income amounted to $295,661 or $53,983 above the same period in 1992. The increase in service charges and other fee income increased as a result of higher transaction levels and revised fee schedules.

    OTHER EXPENSES. Salaries and employee benefits are the most significant component of the other expenses for BOL. Other components of this category are similar to those incurred by other service industries and include taxes, supplies, data processing, furniture and equipment depreciation expenses and net occupancy expenses.

    The overall increase in other operating expenses was 28.50% in 1993 and 13.15% in 1992. Salaries and employee benefits increased 30.66% in 1993 and 15.30% in 1992. This primarily resulted from the increased costs of additional employees and other employee benefits. Occupancy expense declined 11.15% in 1993, due to subleasing surplus office space. Other categories of other operating expenses increased, except depreciation expense, which declined 3.41% in 1993.

    PROVISION FOR LOAN LOSSES. In conjunction with the merger, the Board of Directors of BOL elected to adopt a methodology for computing BOL's of Loudoun's allowance for possible loan losses which is consistent with that of JNB. Under this methodology, certain specific allocations and factors led BOL to increase its allowance for possible loan losses by $670,000. This amount which was charged to BOL's provision for possible loan losses, along with an additional charge of $100,000 for certain merger-related expenses, caused BOL to record a net loss after taxes in 1993 of $232,606, or $.46 per share. Excluding these charges, BOL would have reported net income of $272,000, or $.54 per share.


Three Months Ended March 31,
    1994 and March 31, 1993

    OVERVIEW TO RESULTS OF OPERATIONS. Results for the three months ended March 31, 1994, were favorably impacted by an increase of approximately $65,000 in the net interest spread and margin. Interest and fees on loans and investments increased $68,698 while interest expense on deposits remained relatively unchanged. Net interest income after provision for loan losses improved as a result of a $25,000 less provision expense in 1994 as compared to 1993.

    Loans, net of loan loss provision, as of March 31, 1994, were $35,027,135 and were slightly above the year end amount of $34,744,093. Total earning assets as a percentage of total assets remain stable at 94.7%.

    Deposits of $51,068,942 at March 31, 1994, were approximately $330,000 above deposits at December 31, 1993. Deposit growth continues to reflect the characteristics of the Loudoun market served by BOL.

    OTHER INCOME. Non-interest income of $100,177 as of March 31, 1994, compared favorably to $82,369 for the same period in 1993. The improvement resulted from an increase in service fee collections in all categories, plus a new category of fee income for mortgage loan originations.

    OTHER EXPENSES. Salaries and employee benefits continue to be the most significant component of non-interest expense. For the three months ended March 31, 1994, salaries and employee benefit expense of $220,245 represented an increase of $26,610 or 13.7% above the comparable period in 1993. The increase is attributable to expenses related to additional staff required to meet desired customer service levels. Occupancy expense was virtually unchanged for the three months ended March 31, 1993 and March 31, 1994. Other non-interest expense increased from $187,041 as of March 31, 1993 to $222,759, an increase of $35,718 or 19.1% as of March 31, 1994. The increase in other expenses occurred primarily in FDIC assessment changes ($7,000), overdraft charge refunds ($9,500), data processing ($3,500), and legal fees ($13,500).

    PROVISION FOR LOAN LOSSES. As of March 31, 1994, BOL contributed $40,000 to the loan loss provision compared to $65,000 for the same period in 1993. The lower amount contributed reflected management's assessment of comparative loan quality. During the first three months of 1994, the bank charged off loans in the aggregate amount of $10,036 and recovered $1,361 on loans previously charged off.

LIQUIDITY AND CAPITAL RESOURCES

    A strong capital base provides support for growth and expansion activities gives stability in current operations and adds greatly to the community's confidence in BOL. One widely accepted measure of capital adequacy is the ratio of average shareholder's equity to average total assets. This ratio for BOL was 9.15% for 1993 and 8.67% for the first three months of 1994, and compares favorably with those of peer group banks.

    The liquidity of BOL is measured by its ability to meet the financial needs of its depositors and borrowers. Sources of liquidity are provided by the sale or maturity of assets or by acquiring additional deposits or other borrowings. BOL's asset liquidity consists of cash and funds due from banks and money market investments, which totaled $20,149,328 as of March 31, 1994.

IMPACT OF INFLATION

    Since most of the assets and liabilities of BOL are monetary in nature, changes in interest rates can have a significant effect on earnings. BOL's management concentrates on asset and liability management, in order to react to and compensate for the volatility of interest rates in a changing economy.


LEGAL OPINION


    McGuire Woods Battle & Boothe, counsel for Jefferson Bankshares, will pass upon the validity of the shares of Jefferson Bankshares Common Stock to be issued in connection with the Merger and upon certain other matters. As of May 6, 1994, members of the firm owned or had authority with respect to the voting or investment of 6,135 shares of Jefferson Bankshares Common Stock.


EXPERTS


    The consolidated financial statements of Jefferson Bankshares and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, included in Jefferson Bankshares' 1993 Annual Report and Form 10-K provided with this Proxy Statement-Prospectus, have been incorporated by reference in this Proxy Statement-Prospectus in reliance upon the report, included in such Annual Report and incorporated by reference herein, of KPMG Peat Marwick, independent auditors, and upon the authority of that firm as experts in accounting and auditing. The firm audited the consolidated financial statements of Jefferson Bankshares and subsidiaries for 1991, 1992, and 1993.

    The financial statements of BOL as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, included in this Proxy Statement-Prospectus, have been included herein in reliance upon the report included herein of Grant Thornton, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

    Representatives of KPMG Peat Marwick and Grant Thornton are expected to be present at the Special Meeting and to be available to respond to appropriate questions.


                             INDEMNIFICATION


    Article VII of Jefferson Bankshares' Articles of Incorporation and Article 10 (Section 13.1-696, et seq.) of the Virginia Stock Corporation Act authorize indemnification of directors, officers, employees and agents of Jefferson Bankshares in certain circumstances; allow advances of the costs of defending against litigation; and permit the purchase of insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances Jefferson Bankshares would have the power to indemnify against such liabilities under the provisions of the articles or the statute. Jefferson Bankshares maintains a policy of directors and officers liability insurance which provides for the indemnification of directors and officers under certain circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             SHAREHOLDER PROPOSALS

    If the Merger is approved and a BOL Shareholder becomes a shareholder of Jefferson Bankshares, he or she will be able to present matters for consideration at meetings of shareholders of Jefferson Bankshares. If any such BOL Shareholder intends to present a proposal at the 1995 Annual Meeting of Shareholders and wishes to have it included in Jefferson Bankshares' proxy statement under applicable proxy rules, the proposal must be received by Jefferson Bankshares at its principal executive offices before November 18, 1994.

                                 OTHER MATTERS

    BOL knows of no matter other than the Merger to be brought to a vote at the Special Meeting, but, if any such matter is properly presented, the persons named in the proxies will vote in accordance with their best judgment.

                                BANK OF LOUDOUN

        FINANCIAL STATEMENTS AS OF DECEMBER 31, 1993 AND 1992 AND
           FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1993

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Bank of Loudoun

    We have audited the accompanying statements of condition of Bank of Loudoun as of December 31, 1993 and 1992, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Bank of Loudoun as of December 31, 1993 and 1992 and the results of its operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.


                                     GRANT THORNTON
                                     Certified Public Accountants


Washington, D.C.
February 4, 1994

                                 BANK OF LOUDOUN

                     STATEMENTS OF CONDITION, DECEMBER 31,

                                                                      1993                     1992


                                             ASSETS
Cash and due from banks                                         $    3,184,384            $    1,555,295
Federal funds sold and other short term investments                  5,407,000                 5,061,000
Investment securities (market value: $12,154,396
  and $9,096,252, repectively)                                      12,098,193                 9,112,464
Loans, net (notes A2, A4, and C)                                    34,744,093                30,337,689
Accrued interest and other assets (note A3)                            410,315                   374,727
Bank property and equipment, net (notes A5 and D)                      415,194                   400,434
Federal Reserve stock                                                  150,500                   148,700
Virginia Bankers' Bank stock                                            50,000                    37,600
Other real estate owned (note A8)                                       19,997                    66,081
Deferred income tax benefit (note J)                                   294,298                    40,298

                Total assets                                    $   56,773,974            $   47,134,288

                              LIABILITIES AND STOCKHOLDERS' EQUITY


Deposits (note E)                                                $  50,736,588             $  41,436,091
Accrued interest and other liabilities                               1,253,060                   681,265

                Total liabilities                                $  51,989,648             $  42,117,356

Commitments (note F)                                                        --                        --

Stockholders' equity:
  Common stock, par value $5.00, 1,000,000 shares
        authorized; 501,596 shares outstanding (note I)              2,507,980                 2,507,980
  Additional paid in capital                                         2,507,980                 2,507,980
  Retained earnings (deficit)                                         (231,634)                      972

                Total stockholders' equity                       $   4,784,326             $   5,016,932

                Total liabilities and stockholders' equity       $  56,773,974             $  47,134,288

        The accompanying notes are an integral part of these statements.

                                BANK OF LOUDOUN

                            STATEMENTS OF OPERATIONS

                           YEARS ENDED DECEMBER 31,


                                                           1993                    1992                    1991
INTEREST INCOME
  Interest and fees on loans (note A3)                 $ 3,042,936             $  2,351,700            $  2,087,264
  Interest on Federal funds sold and
      investments                                          591,575                  667,264                 596,154

              Total interest income                    $ 3,634,511             $  3,018,964            $  2,683,418

INTEREST EXPENSE
  Interest on deposits                                 $ 1,379,080             $  1,406,683            $  1,388,223

              Net interest income                      $ 2,255,431             $  1,612,281            $  1,295,195

Provision for possible loan losses
  (notes A2 and C)                                       1,160,500                  594,744                 141,700

              Net interest income after provision
                for possible loan losses               $ 1,094,931             $  1,017,537            $  1,153,495

NONINTEREST INCOME
  Service charges and other                                295,661                  241,678                 201,977
  Gain on sale of investments and loans                    136,962                  248,161                      --
                                                       -----------             ------------            ------------
              Total noninterest income                     432,623                  489,839                 201,977
                                                       -----------             ------------            ------------
                                                         1,527,554                1,507,376               1,355,472

NONINTEREST EXPENSE
  Salaries and employee benefits                           842,074                  644,428                 558,870
  Occupancy expense                                        181,514                  204,297                 202,605
  Furniture and equipment expense                           99,927                   97,957                  89,072
  Other expenses                                           756,645                  516,476                 442,565
                                                       -----------             ------------            ------------

              Total noninterest expense                  1,880,160                1,463,158               1,293,112
                                                       -----------             ------------            ------------

Income (loss) before income taxes and                     (352,606)                  44,218                  62,360
    change in accounting method

                                                         CONTINUED ON NEXT PAGE

                                  BANK OF LOUDOUN

                             YEARS ENDED DECEMBER 31,

                                                   1993               1992             1991

Income tax expense (benefit) (note J)
  Current                                          134,000           (12,723)          16,300
  Deferred                                        (254,000)           (3,605)          (6,000)
                                                  (120,000)          (16,328)          10,300
Income (loss) before change in                    (232,606)           60,546           52,060
    accounting method

Cumulative effect at January 1, 1992 of
    change in accounting for income taxes
    (note J)                                            --            43,903               --

              NET INCOME (LOSS)                 $ (232,606)        $ 104,449         $ 52,060

PER SHARE AMOUNTS (NOTE I)
  Income (loss) before change in
      accounting method                         $     (.46)        $     .12         $    .10
  Cumulative effect of change in
      accounting method                                 --               .09               --

              NET INCOME (LOSS)                 $     (.46)        $     .21         $    .10

         The accompanying notes are an integral part of these statements.


                                       F-5


                                BANK OF LOUDOUN

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                           YEARS ENDED DECEMBER 31,



                                                        ADDITIONAL          RETAINED
                                       COMMON            PAID IN            EARNINGS
                                       STOCK             CAPITAL            (DEFICIT)             TOTAL
Balance, January 1, 1991           $  2,506,080        $  2,506,080        $ (155,537)        $ 4,856,623
Issuance of 330 shares of
common stock                              1,650               1,650                --               3,300
Net income                                   --                  --            52,060              52,060
Balance, December 31, 1991            2,507,730           2,507,730          (103,477)          4,911,983
Issuance of 50 shares of
common stock                                250                 250                --                 500
Net income                                   --                  --           104,449             104,449
Balance, December 31, 1992            2,507,980           2,507,980               972           5,016,932
Net income (loss)                            --                  --          (232,606)           (232,606)
Balance, December 31, 1993         $  2,507,980        $  2,507,980        $ (231,634)        $ 4,784,326


        The accompanying notes are an integral part of these statements.

                                 BANK OF LOUDOUN

                            STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,


                                                             1993            1992            1991

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                    $  (232,606)        $   104,449         $     52,060
    Adjustments to reconcile net income (loss)
        to net cash used by operating activities
          (Premium) discount accretion on investments         (7,507)              1,898                1,278
          Deferred loan fees, net                              7,770               6,243               19,747
          Provision for possible loan losses               1,160,500             594,744              141,700
          Loans charged off, net                            (390,396)           (474,584)             (13,325)
          Depreciation and amortization of                    74,884              77,521               72,445
            property and equipment
          Increase in other assets                           (35,588)            (58,765)             (50,624)
          Increase in deferred income tax benefit           (254,000)            (40,298)                  --
          Increase in accrued interest and                   571,795             287,534               55,753
            other liabilities
          Gain on sale of investments and loans             (136,932)           (248,161)                  --

                      Total adjustments                      990,526             146,132              226,974

                      Net cash provided from operating
                        activities                           757,920             250,581              279,034

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale or maturity of                      1,725,000           6,434,023            2,148,998
          investment securities
    Purchase of investment securities                     (4,703,222)         (8,271,772)          (5,789,849)
    Net increase in loans                                 (5,001,262)         (7,872,040)          (6,877,157)
    Purchase of Federal Reserve stock                         (1,800)             (1,400)              (1,700)
    Purchase of Virginia Bankers' stock                      (12,400)                 --                   --
    Capital expenditures                                     (89,644)            (47,782)             (11,261)

                      Net cash used by investing
                        activities                       $(8,083,328)        $(9,758,971)        $(10,530,969)

                                                   continued on next page

                                 BANK OF LOUDOUN

                            YEARS ENDED DECEMBER 31,

                                                         1993            1992            1991

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits, NOW accounts,             8,024,799          11,960,584         6,484,163
        and savings accounts
    Net increase in certificates of deposit             1,275,698             797,376         2,664,574
    Proceeds from issuance of common stock                     --                 500             3,300
                                                        ---------          ----------         ---------
                      Net cash provided by financing
                        activities                      9,300,497          12,758,460         9,152,037

                      Net increase (decrease) in cash
                        and cash equivalents            1,975,089           3,250,070        (1,099,898)


CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR            6,616,295           3,366,225         4,466,123

CASH AND CASH EQUIVALENTS, END OF YEAR               $  8,581,384        $  6,616,295        $3,366,225
                                                        ---------          ----------         ---------
                                                        ---------          ----------         ---------

        The accompanying notes are an integral part of these statements.

                                BANK OF LOUDOUN

                         NOTES TO FINANCIAL STATEMENTS

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    Bank of Loudoun (the Bank) was incorporated under the laws of the Commonwealth of Virginia to engage in the general banking business in Loudoun County, Virginia. The Bank commenced operations as a commercial bank on April 19, 1988.

    The accounting policies of Bank of Loudoun conform to generally accepted accounting principles and general practices within the banking industry. Those policies which materially affect the determination of financial condition, results of operations and cash flows are presented below.


1.INVESTMENT SECURITIES

    Investment securities are primarily composed of short-term debentures issued by various Federal agencies. As of December 31, 1993, these investments are carried at the historical cost plus discount accretion.

    As of January 1, 1994, the Bank will adopt Statement of Financial
Accounting Standard (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities," which will require investments in securities to be classified in one of three categories: held to maturity, trading, and available for sale. Debt securities which the Bank has the positive intent and ability to hold to maturity will be classified as held to maturity, and will be reported at amortized cost. The balance of its debt securities and any equity securities will be classified as either available for sale or held to maturity. Net unrealized gains and losses for such securities available for sale will be required to be recognized as a separate component of stockholders' equity and excluded from the determination of net income. The Bank has determined that approximately $1 million of the Investment Securities existing at December 31, 993, will be categorized as available for sale as of the adoption of SFAS 115. Due to the nature of the market for debt and equity securities, the Bank cannot predict the ultimate impact of SFAS 115 on the 1994 financial condition and results of operations of the Bank.

    2.  LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Loans are stated at their principal amount outstanding. The allowance for possible loan losses is established through a provision charged to expense. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of any specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

    The FASB has also issues SFAS 114, "Accounting for Creditors for Impairment of a Loan, which requires that a bank measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a bank may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral-dependent. Regardless of the measurement method, a bank must measure impairment based on the fair value of the collateral when the bank determines that foreclosure is probable. SFAS 114, when adopted, is not expected to have a material effect on the financial statements. The Bank will be required to adopt this new standard for its year ended December 31, 1995.

                                BANK OF LOUDOUN

3.  INTEREST INCOME ON LOANS

    Interest is calculated using the simple interest method on daily balances of principal outstanding. The accrual of interest is discounted when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

4. LOAN ORIGINATION AND COMMITMENT FEES

    Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life of the related loans.

5. BANK PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of furniture and equipment is provided for over the useful lives of the respective assets. Amortization of leasehold improvements is provided for over the shorter of the lives of the respective leases or the lives of the assets. Provisions for depreciation and amortization included in the accompanying statement of operations are computed on the straight-line basis, while accelerated methods are used for tax purposes.

6. INCOME (LOSS) PER SHARE

    Income (loss) per share is computed by dividing the income (loss) by the weighted average number of shares outstanding during the year (501,596, 501,571 and 501,242 shares, respectively, for 1993, 1992 and 1991.) All per share amounts have been adjusted to give effect to the two for one stock split discussed in Note I.

7. STATEMENT OF CASH FLOW

    For purposes of reporting cash flow, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold and other short-term investments with original maturities of three months or less.

8. OTHER REAL ESTATE OWNED

    The Bank's other real estate owned (which was acquired by deed in lieu of foreclosure) is carried at the lower of cost or fair market value at the date of acquisition and carried at the lower of acquisition value or net realizable value subsequent to the date of acquisition. Costs relating to the improvement of the property are capitalized; holding costs are charged to expense as incurred.

                                BANK OF LOUDOUN

    NOTE B INVESTMENT SECURITIES

   The amortized cost and estimated market values of investment in debt securities at December 31, 1993 and 1992 are as follows:

                                     CARRYING    UNREALIZED GAINS     UNREALIZED           MARKET
                                      AMOUNT                            LOSSES              VALUE

DECEMBER 31, 1993
U.S. Government and                 $1,748,380        $ 14,276              --         $  1,762,656
Agency Securities
Obligations of states and               75,000           3,608              --               78,608
political subdivisions
Mortgage-backed                      9,574,813          34,626         (14,465)           9,594,974
securities
Other Securities                       700,000          18,158              --              718,158
                  Total           $ 12,098,193        $ 70,668        $(14,465)        $ 12,154,396

DECEMBER 31, 1992
U.S. Government and               $  2,248,324        $ 25,502        $(13,046)        $  2,260,780
Agency Securities
Obligations of states and              100,410             726              --              101,136
political subdivisions
Mortgage-backed                      5,863,730          11,431         (46,731)           5,828,430
securities
Other Securities                       900,000           5,906              --              905,906

                  Total           $  9,112,464        $ 43,565        $(59,777)        $  9,096,252

                                BANK OF LOUDOUN

    The amortized cost and estimated market value of debt securities at December 31, 1993 and 1992, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                         1993                                 1992

                                            AMORTIZED          ESTIMATED           AMORTIZED         ESTIMATED
                                              COST           MARKET VALUE            COST           MARKET VALUE

Due in one year or less                  $  4,251,398        $  4,263,673        $   524,809        $   538,757
Due after one year through five             6,869,835           6,913,379          7,584,549          7,554,233
years
Due after five years through ten              500,618             500,625          1,003,106          1,003,262
years
Due after ten years                           476,342             476,719                 --                 --
                      Total              $ 12,098,193        $ 12,154,396        $ 9,112,464        $ 9,096,252

    During 1992, the Bank sold investment securities for total proceeds of $6,434,012, which included accrued interest through the date of sale totaling $77,337. The Bank recognized a gain of $248,161 on the transactions. No investment securities were sold during 1993 or 1991.

                                BANK OF LOUDOUN

NOTE C LOANS

    The following schedule reflects loans, by type, included in the statements of conditions at December 31:

                                                1993                1992
Commercial                                   10,887,645         $11,462,059
Real estate                                  17,318,087          14,783,775
Installment                                   2,547,543           1,480,872
Construction                                  2,419,610           1,065,475
Home equity                                   2,228,656           1,517,061
Other                                           536,285             444,306
                                             35,937,826          30,753,548
Less:
    Allowance for possible loan losses       (1,129,375)           (359,271)
    Deferred loan fees, net                     (64,358)            (56,588)
          Total loans, net                   34,744,093         $30,337,689

    A summary of transactions in the allowance for possible loan losses for the period ending December 31, 1993, 1992 and 1991 follows:

                                          1993            1992            1991
Balance at beginning of year            $  359,271         $239,112         110,737
Provision charged to operations          1,160,500          594,744         141,700
Loans charged off                         (426,282)        (504,041)        (17,244)
Recoveries                                  35,886           29,456           3,919
        Balance at end of year          $1,129,375         $359,271         239,112

    At December 31, 1993, 1992 and 1991 the Bank was contingently liable for undrawn loan commitments and outstanding letters of credit amounting to approximately $7,300,000, $4,970,000, and $5,675,000 respectively.

                                 BANK OF LOUDOUN

NOTE D BANK PROPERTY AND EQUIPMENT


An analysis of Bank property and equipment at December 31, 1993 and 1992 follows:

                                                           1993             1992
Furniture and equipment                                $693,813         $626,064
Leasehold improvements                                   67,740           67,740
Less accumulated depreciation and amortization
                                                       (346,359)        (293,370)

Total bank property and equipment                      $415,194         $400,434

NOTE E DEPOSITS


Deposits consist of the following at December 31, 1993 and 1992:

                                               1993                1992
Noninterest bearing                    $  8,898,224        $  6,613,876
Interest bearing
    Regular Savings                       6,133,611           3,156,010
    NOW accounts                          7,864,052           3,572,630
    Money market accounts                12,280,819          13,732,449
    Cash management funds                   296,820             363,762
    Certificates of deposit less
    than $100,000                        10,765,847          10,097,712
    Certificates of deposit of
    $100,000 or more                      4,497,215           3,899,652
            Total interest bearing       41,838,364          34,822,215

            Total deposits             $ 50,736,588        $ 41,436,091

                                BANK OF LOUDOUN

NOTE F OFFICE LEASE


    The Bank has a ten-year lease agreement for approximately 9,600 square feet of retail banking space. The agreement was made in the ordinary course of business with a related party lessor. The terms of the lease agreement are substantially the same as those prevailing at that time for comparable transactions with independent third parties. The lease provides for an initial rental of $115,896 which will be escalated annually by 4%. Rent expense is being recognized on a straight line basis over the life of the lease. The Bank has sublet a portion of this space to tenants under several lease agreements.

    The minimum payments under the Bank's lease agreement including annual escalations are:

         YEAR ENDING DECEMBER 31,              AMOUNT
                    1994                     $ 140,350
                    1995                       158,239
                    1996                       168,111
                    1997                       174,352
                    1998                       180,843
            1999 and beyond                     90,422
                                             $ 912,317

    The Bank incurred approximately $138,000, $133,000, and $112,000 in rent expense for the years ended December 31, 1993, 1992 and 1991, respectively.

NOTE G RELATED PARTY TRANSACTIONS

    Certain directors, officers and stockholders of the Bank, including their immediate families and companies in which they have significant ownership, were either loan customers or depositions of the Bank during 1993 and 1992. Related party loans and deposits are made in the ordinary course of business and on substantially the same credit terms including interest rate and collateralization, as those prevailing at the time for comparable transactions with unrelated third parties, and did not involve more than normal risk of collectibility. Total loans to stockholders of more than one percent of bank stock and other related parties as defined above at December 31, 1993 and 1992 amounted to approximately $2,030,000 and $1,267,000.

NOTE H SUPPLEMENTAL CASH FLOWS INFORMATION

    The Bank paid $1,391,796, $1,424,665, and $1,374,194 for interest on deposits during the years ended December 31, 1993, 1992 and 1991, respectively, and $150,000, $31,219, and $544 for income taxes during the years ended December 31, 1993, 1992 and 1991, respectively.

                                BANK OF LOUDOUN

NOTE I STOCKHOLDERS' EQUITY

    On March 9, 1992, the Bank affected a two for one stock split. All presentation of outstanding shares and per share amounts reflect the split.

    The Board of Directors and shareholders approved a stock option plan for the benefit of the Bank's organizers on May 23, 1988. An aggregate of 50,000 shares of common stock of the Bank are subject to the Plan from authorized but unissued shares. The price at which shares may be purchased is $10.00 per share. On May 23, 1993 the Bank's stockholders approved an amendment to the plan which extended the option period for certain organizing directors until May 22, 1998. As of December 31, 1993, 42,000 options have been granted, of which 4,000 have expired, 896 have been exercised, and 37,104 remain outstanding at December 31, 1993.

NOTE J INCOME TAXES

    Effective January 1, 1992, the Bank adopted Statement of Financial Accounting No. 109, "Accounting for Income Taxes." The Statement allows the Bank to recognize deferred tax benefits resulting from temporary differences between items of income or expense reported in the financial statements, and those reported for income tax purposes. These differences relate principally to the use of the cash basis method of accounting for income tax purposes, depreciation of property and equipment, and provision for possible loan losses. The components of the deferred tax benefit under FASB 109 at December 31, 1993 and 1992 are:


                                                     1993             1992
Cash basis method of accounting for income         $17,073         $(13,880)
tax purposes
Depreciation of property and equipment             (28,893)         (24,112)
Deferred loan fees                                  21,881           19,240
Provision for loan losses                          284,237           59,050
        Total                                      294,298         $ 40,298

                                BANK OF LOUDOUN

NOTE K REGULATORY MATTERS


    The Bank is required to maintain minimum amounts of capital to total minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The Bank's compliance with these ratios at December 31, 1993 is as follows:

                     MINIMUM ALLOWABLE RATE        ACTUAL RATIO
                                                 DECEMBER 31, 1993
Tier 1                     4.00%                    8.56%
Total                      8.00%                    9.81%

NOTE L EMPLOYMENT CONTRACTS


    The Bank has entered into employment agreements with certain officers.
These one-year agreements provide for compensation levels, automobile usage, and possible performance bonuses. In addition, in August 1994, an officer of the Bank will be granted 2,000 shares of stock (value of $10.00 per share).



NOTE M SUBSEQUENT EVENT


    On January 11, 1994, the Bank reached an agreement in principle under which Bank of Loudoun would merge with Jefferson National Bank, a subsidiary of Jefferson Bankshares. The agreement provides for shareholders of Bank of Loudoun to receive one share of Jefferson Bankshares' common stock for each share of Bank of Loudoun common stock. The merger is subject to approval by Bank of Loudoun's stockholders and regulatory authorities.

                               BANK OF LOUDOUN

                 FINANCIAL STATEMENTS FOR THE THREE MONTHS
                        ENDED MARCH 31, 1994 AND 1993
                                  (UNAUDITED)

                                BANK OF LOUDOUN

                       STATEMENTS OF FINANCIAL CONDITION


                                    ASSETS                        March 31,             December 31
                                                                    1994                    1993
                                                                 (unaudited)              (audited)
Cash and due from banks                                       $    2,109,399         $    3,184,384
Federal funds sold                                                 5,486,000              5,407,000
Investment securities available for sale                             983,906                     --
Investment securities held to maturity                            11,369,523             12,098,193
Loans, net                                                        35,027,135             34,744,093
Accrued interest and other assets                                    116,264                410,315
Bank property and equipment                                          395,404                415,194
Federal reserve stock                                                150,500                150,500
Virginia Bankers' Bank stock                                          50,000                 50,000
Other real estate owned                                               19,997                 19,997
Deferred income tax benefit                                          300,425                294,298

                                                              $   56,008,553         $   56,773,974
                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
      Deposits                                                 $  51,068,942          $  50,736,588
      Accrued interest and other liabilities                          82,310              1,253,060

                      Total liabilities                           51,151,252             51,989,648

STOCKHOLDERS' EQUITY
      Common stock ($5.00 par value 1,000,000 shares
          authorized; 501,596 shares outstanding)                  2,507,980              2,507,980
      Additional paid-in capital                                   2,507,980              2,507,980
      Retained deficit                                              (149,467)              (231,634)
      Unrealized loss on investments available for sale               (9,192)                    --
                                                                   4,857,301              4,784,326

                                                               $  56,008,553          $  56,773,974

The accompanying statements are an integral part of these unaudited statements.

                                BANK OF LOUDOUN

                            STATEMENTS OF OPERATIONS

                          THREE MONTHS ENDED MARCH 31,
                                  (UNAUDITED)

                                                                1994              1993
INTEREST INCOME
      Interest and fees on loans                            $  737,367        $  680,341
      Interest on federal funds sold and investments           154,381           142,709
                        Total interest income                  891,748           823,050
INTEREST EXPENSE
      Interest on deposits                                     339,415           335,799
                        Net interest income                    552,333           487,251
Provision for possible loan losses                              40,000            65,000
            Net interest income after
              provision for loan losses                        512,333           422,251
NON-INTEREST INCOME
      Service charges and other                                100,177            82,369
NON-INTEREST EXPENSE
      Salaries and employee benefits                           220,245           193,635
      Occupancy expense                                         44,339            45,244
      Other expenses                                           222,759           187,041
      Loss on sale of securities                                    --             2,364
                        Total non-interest expense             487,343           428,284
                        Income before income taxes             125,167            76,336
Income tax expense (benefit)                                    43,000            25,953
                        NET INCOME                          $   82,167        $   50,383
PER SHARE AMOUNTS                                           $     0.16        $     0.10

The accompanying statements are an integral part of these unaudited statements.

                                BANK OF LOUDOUN

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                                  (UNAUDITED)

                                                                                                      UNREALIZED
                                                                                                       LOSS ON
                                                                 ADDITIONAL        RETAINED           INVESTMENTS        TOTAL
                                       COMMON STOCK               PAID-IN          EARNINGS            AVAILABLE      STOCKHOLDERS'
                                   SHARES        AMOUNT           CAPITAL          (DEFICIT)            FOR SALE         EQUITY
Balance, January 1, 1994         501,596      $ 2,507,980      $  2,507,980       $  (231,634)      $      --       $ 4,784,326

Net income for the period             --               --                --            82,167              --            82,167

Change in method of
      accounting for
      investments, net of
      deferred tax benefit
      (note B)                        --               --                --                --          (1,949)           (1,949)

Change in net unrealized
      loss on investments
      available for sale,
      net of deferred tax
      benefit                         --               --                --                --          (7,243)           (7,243)

Balance, March 31, 1994          501,596      $ 2,507,980        $2,507,980          $(149,467)       $(9,192)      $ 4,857,301




Balance, January 1, 1993         501,596      $ 2,507,980       $2,507,980            $   972          $   --       $ 5,016,932

Net income for the period             --               --                --            50,383              --            50,383

Balance, March 31, 1993          501,596      $ 2,507,980       $2,507,980            $51,355          $   --       $ 5,067,315

The accompanying statements are an integral part of these unaudited statements.

                                  BANK OF LOUDOUN

                             STATEMENTS OF CASH FLOWS

                           THREE MONTHS ENDED MARCH 31,
                                    (UNAUDITED)


                                                                      1994              1993

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                  $   82,167         $   50,383
      Adjustments to reconcile net income to net cash
          used in operating activities
      Depreciation expense                                            19,790             17,163
      Unrealized loss on investments available
          for sale                                                    (9,192)                --
      Premium accretion on investments                                (5,236)                --
      Amortization of deferred loan fees                              11,197             10,562
      Provision for possible loan losses                              40,000             65,000
      Decrease in accrued interest receivable
          and other assets                                           294,051            202,785
      Increase in deferred tax benefit                                (6,127)                --
      Decrease in accrued interest payable and
          other liabilities                                       (1,170,750)          (577,376)

                          Total adjustments                         (826,267)          (281,866)

             Net cash used in operating
               activities                                           (744,100)          (231,483)

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of equipment                                              --            (31,674)
      Net increase in loans                                         (334,239)        (3,371,912)
      Purchases of investments                                    (3,250,000)          (438,990)
      Proceeds from maturity of investments                        3,000,000                 --

             Net cash used in investing
               activities                                           (584,239)        (3,842,576)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in demand deposits, NOW accounts
          and savings certificates                                   653,942          4,648,970
      Net (decrease) increase in certificates of deposit            (321,588)           666,707

             Net cash provided by financing
               activities                                            332,354          5,315,677

             Net (decrease) increase in cash
               and cash equivalents                                 (995,985)         1,241,618

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                   8,591,384          6,616,295

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $7,595,399         $7,857,913


The accompanying statements are an integral part of these unaudited statements.

                                BANK OF LOUDOUN

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1994
                                  (UNAUDITED)

NOTE A - ACCOUNTING POLICIES AND OTHER DATA

    Reference should be made to the notes to financial statements included in the Annual Report to stockholders for the year ended December 31, 1993, which contain the Bank's accounting policies and other data.

NOTE B - INVESTMENT SECURITIES

    As of January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires investments to be classified in one of three categories: held to maturity, trading, or available for sale. Debt securities which the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. The remaining securities are classified as available for sale. Unrealized gains and losses on these securities, net of tax effects, are recognized as a separate component of stockholders' equity and excluded from determination of net income. Adoptation of SFAS No. 115 at January 1, 1994 reduced stockholders' equity by $1,949, net of tax impact.

    The amortized cost and estimated market values of investments in debt securites available for sale at March 31, 1994 are as follows:


                              Carrying Unrealized  Unrealized
                               Amount     Gains     Losses     Market Value
Mortgage-backed securites    $ 999,225    $ --    $ (15,319)    $ 983,906

    The amortized cost and estimated market value of debt securities available for sale at March 31, 1994 by maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have right to prepay obligations with or without prepayment penalties.

                                             Amortized      Estimated
                                                Cost       Market Value
Due in one year or less                       $ 499,225    $ 498,906
Due after one year through five years           500,000      485,000

                                              $ 999,225    $ 983,906

The accompanying statements are an integral part of these unaudited statements.

    The amortized cost and estimated market values of investments in debt securities held to maturity at March 31, 1994 are as follows:

                               Carrying      Unrealized    Unrealized
                                Amount          Gains        Losses      Market Value

U.S. Government and Agency
    Securities                $  1,498,375    $     --    $  (3,218)    $  1,495,157
Obligations of states and
    political subdivisions          75,000       2,206           --           77,206
Mortgage-backed securities       8,796,148      11,336      (29,812)       8,777,672
Other securities                 1,000,000       8,813           --        1,008,813

                              $ 11,369,523    $ 22,355    $ (33,030)    $ 11,358,848

The accompanying statements are an integral part of these unaudited statements.

                                 BANK OF LOUDOUN

                                  MARCH 31, 1994
                                   (UNAUDITED)

NOTE B - INVESTMENT SECURITIES - Continued

    The amortized cost and estimated market value of debt securities held to maturity at March 31, 1994 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                AMORTIZED           ESTIMATED
                                                  COST             MARKET VALUE
Due in one year or less                       $  4,120,507        $  4,126,115
Due after one year through five years            6,271,795           6,266,658
Due after five years through ten years             500,600             500,625
Due after ten years                                476,621             465,450

                                              $ 11,369,523        $ 11,358,848

  The amortized cost and estimated market values of investments in debt securities at December 31, 1993 are as follows:


                                      CARRYING       UNREALIZED       UNREALIZED
                                       AMOUNT          GAINS            LOSSES           MARKET VALUE

U.S. Government and Agency
    Securities                    $  1,748,380        $ 14,276        $      --         $  1,762,656
Obligations of states and
    political subdivisions              75,000           3,608               --               78,608
Mortgage-backed securities           9,574,813          34,626          (14,465)           9,594,974
Other securities                       700,000          18,158               --              718,158

                                  $ 12,098,193        $ 70,668        $ (14,465)        $ 12,154,396

    The amortized cost and estimated market value of debt securities at December 31, 1993 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                 AMORTIZED           ESTIMATED
                                                   COST            MARKET VALUE
Due in one year or less                       $  4,251,398        $  4,263,673
Due after one year through five years            6,869,835           6,913,379
Due after five years through ten years             500,618             500,625
Due after ten years                                476,342             476,719

                                              $ 12,098,193        $ 12,154,396

The accompanying statements are an integral part of these unaudited statements.

                                  BANK OF LOUDOUN

                                  MARCH 31, 1994
                                    (UNAUDITED)

NOTE C - LOANS

The following schedule reflects loans, by type, included in the statements of condition:

                                                          MARCH 31,          DECEMBER 31,
                                                            1994                 1993
      Commercial                                       $ 11,862,006         $10,887,645
      Real estate                                        16,827,351          17,318,087
      Installment                                         2,672,489           2,547,543
      Construction                                        2,206,059           2,419,610
      Home equity                                         2,118,946           2,228,656
      Other                                                 554,146             536,285

                                                         36,240,997          35,937,826

    Less:

      Allowance for possible loan losses                 (1,160,701)         (1,129,375)
      Deferred loan fees, net                               (53,161)            (64,358)

                Total loans, net                       $ 35,027,135         $34,744,093


NOTE D - DEPOSITS

    Deposits consist of the following:

                                                          MARCH 31,         DECEMBER 31,
                                                            1994                1993

      Non-interest bearing                             $  8,781,472         $ 8,898,224
      Interest bearing
        Regular savings                                   6,628,747           6,133,611
        NOW accounts                                      7,056,687           7,864,052
        Money market accounts                            13,680,562          12,577,639
        Certificates of deposit less than $100,000       10,407,828          10,765,847
        Certificates of deposit of $100,000 or more       4,513,646           4,497,215

                Total interest bearing                   42,287,470          41,838,364

                Total deposits                         $ 51,068,942         $50,736,588

NOTE E - INCOME TAXES

 Federal income taxes are computed on an annualized basis.


The accompanying statements are an integral part of these unaudited statements.

                                 BANK OF LOUDOUN

                                 MARCH 31, 1994
                                   (UNAUDITED)
NOTE F - SALE OF BANK

    On January 11, 1994, the Bank reached an agreement in principle under which Bank of Loudoun would merge with Jefferson National Bank, a subsidiary of Jefferson Bankshares. The agreement provides for shareholders of Bank of Loudoun to receive one share of Jefferson Bankshares common stock for each share of Bank of Loudoun common stock. The merger is subject to approval by Bank of Loudoun's stockholders and regulatory authorities.

The accompanying statements are an integral part of these unaudited statements.

                                                                     APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of April 4, 1994, among BANK OF LOUDOUN, a Virginia corporation ("BOL"), JEFFERSON NATIONAL BANK, a national banking association organized under the laws of the United States ("Jefferson National Bank"), and JEFFERSON BANKSHARES, INC., a Virginia corporation ("Jefferson Bankshares") (Jefferson National Bank and Jefferson Bankshares are collectively referred to as "Jefferson").

    The Boards of Directors of BOL, Jefferson National Bank and Jefferson Bankshares deem a merger of BOL into Jefferson National Bank (the "Merger"), pursuant to which each shareholder of BOL will receive, on the terms set forth herein, one share of the Common Stock, $2.50 par value per share, of Jefferson Bankshares ("Jefferson Bankshares Common Stock") in exchange for each share of the Common Stock, $5.00 par value per share, of BOL ("BOL Common Stock") held by such shareholder, advisable and in the best interests of their respective shareholders and have authorized the Merger pursuant to the authority given by and in accordance with the applicable provisions of the laws and regulations thereunder of the United States and the Commonwealth of Virginia.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the parties hereto agree as follows:



SECTION 1 - TERMS AND PLAN OF MERGER

    1.1 THE MERGER. Subject to the terms of this Agreement, on the Effective Date (as defined below), BOL will merge with and into and under the charter of Jefferson National Bank (sometimes hereinafter referred to as the "Receiving Bank"). From and after the Effective Date, the name of the Receiving Bank will remain Jefferson National Bank and the Articles of Association and Bylaws of the Receiving Bank in effect immediately prior to the Effective Date will continue to be its Articles of Association and Bylaws, until amended or repealed in a manner provided by law. The business of the Receiving Bank will remain that of a national banking association and will be conducted at its main office at 123 East Main Street in Charlottesville, Virginia, and at its various authorized branch offices, including the sole office of BOL.

    1.2 STATUS OF RECEIVING BANK; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY. At the Effective Date, the corporate existence of BOL shall be merged into and continued in the Receiving Bank and the Receiving Bank shall be deemed to be the same corporation as each bank or banking association participating in the Merger. All rights, franchises, and interests of BOL in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Receiving Bank by virtue of the Merger without any deed or other transfer. The Receiving Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by BOL at the time of the Merger, subject to the right of any court of competent jurisdiction, in accordance with applicable law, to remove the Receiving Bank and to appoint in lieu thereof a substitute trustee, executor or other fiduciary.

    1.3 LIABILITIES OF MERGING BANK. From and after the Effective Date, the Receiving Bank shall be responsible for all liabilities, debts, obligations and contracts of BOL, matured or unmatured, accrued, absolute, contingent or otherwise, whether or not reflected or reserved against on the balance sheets, books of account or records of BOL, none of which shall be released or impaired by virtue of the Merger.


    1.4 CAPITAL OF THE RECEIVING BANK. At the Effective Date, the amount of capital of the Receiving Bank will consist of capital stock equal to $20,000,000 divided into 8,000,000 shares of common stock, par value $2.50 per share; a surplus equal to $44,339,850; and undivided profits, including capital reserves, equal to $118,834,640 adjusted, however, for normal income and expenses of BOL and the Receiving Bank between January 1, 1994 and the Effective Date, the merger of BOL with and into Receiving Bank, and for any dividends, cash payments, and other transactions not in contravention of this Agreement.

    1.5 DIRECTORS OF THE RECEIVING BANK. The directors of Jefferson National Bank immediately prior to the Effective Date will be the directors of the Receiving Bank from and after the Effective Date and will serve until their successors are duly elected or appointed and qualified.

    1.6 APPROVAL BY SHAREHOLDERS AND REGULATORY AUTHORITIES. The affirmative vote of at least two-thirds of the outstanding shares of Jefferson National Bank's common stock and more than two-thirds of the outstanding shares of BOL's Common Stock is required to approve this Agreement. Jefferson Bankshares, in its capacity as the sole shareholder of Jefferson National Bank as well as in its capacity as a party to this Agreement, has approved this Agreement. This Agreement will be submitted for ratification and approval to the shareholders of BOL at a meeting called and held in accordance with Section 7.2 and applicable provisions of the laws of the Commonwealth of Virginia and the United States. The parties hereto will proceed expeditiously and will cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals and in the taking of any other actions and the satisfaction of all other requirements prescribed by law or otherwise necessary for the consummation of the Merger on the terms herein provided.

    1.7 THE CLOSING. Subject to satisfaction of the conditions set forth in Sections 8 and 9 and of this Agreement, the closing of the Merger will take place at the offices of Jefferson Bankshares in Charlottesville, Virginia, or at such other place as may be designated by Jefferson Bankshares, on the date (the "Effective Date") so designated by the Office of the Comptroller of the Currency (the "OCC") in a certificate issued by the OCC approving the Merger.

SECTION 2 - CONVERSION OF SHARES

2.1 CONVERSION OF SECURITIES.

    (a) Subject to the provisions of this Section 2, each share of BOL Common Stock issued and outstanding immediately prior to the Effective Date, other than shares, if any, as to which the holders have asserted and not effectively withdrawn or otherwise lost their dissenters' rights as provided in 12 U.S.C. (section mark)215a(b) ("Dissenting Shareholders") shall, as a result of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive one (1) share of Jefferson Bankshares Common Stock. Each certificate which, immediately prior to the Effective Date, represented a share or shares of BOL Common Stock shall, at and after the Effective Date, be deemed for all purposes to represent the right to receive the number of shares of Jefferson Bankshares Common Stock specified herein.

    (b) Each share of the Common Stock of Jefferson National Bank issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding shares of the Receiving Bank.

    2.2 NO FRACTIONAL SHARES. No fractional shares of Jefferson Bankshares Common Stock, and no certificates or scrip representing such fractional shares, shall be issued upon the surrender of any BOL Common Stock certificate for exchange. In lieu of any such fractional share, the Exchange Agent (as defined in Section 2.3(a)) will pay to each holder of a BOL Common Stock certificate who otherwise would be entitled to receive a fractional share of Jefferson Bankshares Common Stock an amount of cash (without interest thereon) determined by multiplying (i) the mean of the high and low sale prices of Jefferson Bankshares Common Stock on the Effective Date, or, if such stock is not traded on such date, on the nearest preceding trade date upon which such stock was traded, as reported in THE WALL STREET JOURNAL by (ii) the fractional share interest to which such holder would otherwise be entitled.


2.3 EXCHANGE OF SHARES.

    (a) Jefferson National Bank, acting through its trust department, will serve as agent (the "Exchange Agent") for the shareholders of BOL. Immediately prior to the Effective Date, Jefferson Bankshares will cause to be delivered to the Exchange Agent certificates representing the number of shares of Jefferson Bankshares Common Stock which the holders of shares of BOL Common Stock are entitled to receive as a result of the Merger and from time to time Jefferson Bankshares shall, at the request of the Exchange Agent, promptly make available to the Exchange Agent sufficient cash to make the cash payments in respect of fractional shares of Jefferson Bankshares Common Stock required by Section 2.2.

    (b) As soon as practicable after the Effective Date, the Exchange Agent will mail to each shareholder of record of BOL immediately prior to the Effective Date a letter of transmittal which shall contain instructions for surrendering BOL Common Stock certificates for certificates representing shares of Jefferson Bankshares Common Stock. The letter of transmittal shall specify that title to any certificate being submitted for exchange shall pass only upon delivery of such certificate to, and receipt of such certificate by, the Exchange Agent. Upon receipt by the Exchange Agent of any such certificate, together with a duly executed letter of transmittal, such certificate shall be canceled and the Exchange Agent shall deliver to the former holder of such certificate (or his transferee, as provided in Section 2.4): (i) a certificate representing the number of shares of Jefferson Bankshares Common Stock to which the former holder of BOL Common Stock is entitled; and (ii) cash in lieu of the former holder's fractional share interest, if any, of Jefferson Bankshares Common Stock in accordance with Section 2.2.

    (c) Notwithstanding anything to the contrary in this Section 2.3, if any holder of BOL Common Stock shall be unable to surrender his certificate for shares of BOL Common Stock because such certificate has been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to Jefferson Bankshares.

2.4 TRANSFER OF CERTIFICATES.

    (a) If any certificate representing a share or shares of Jefferson Bankshares Common Stock is to be issued in a name other than that in which BOL Common Stock certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that BOL Common Stock certificate surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Jefferson Bankshares Common Stock in any name other than that of the registered holder of BOL Common Stock certificate surrendered or

    (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is payable.

    (b) After the Effective Date there shall be no transfers on the stock transfer books of BOL of the shares of BOL Common Stock which were issued and outstanding immediately prior to the Effective Date.

    2.5 DISSENTING SHAREHOLDERS. Shares of BOL Common Stock held by a Dissenting Shareholder shall not be converted into the right to receive shares of Jefferson Bankshares Common Stock (and cash for fractional shares) unless and until such Dissenting Shareholder shall have effectively withdrawn or otherwise lost the right to dissent and receive payment of the value of his shares under 12 U.S.C. (section mark)215a(b), at which time such shares shall be converted into a right to receive shares of Jefferson Bankshares Common Stock (and cash for any fractional shares).

    2.6 POST MERGER DIVIDENDS ON JEFFERSON BANKSHARES COMMON STOCK; UNDELIVERED BOL COMMON STOCK CERTIFICATES. No dividends or other distributions declared after the Effective Date with respect to Jefferson Bankshares Common Stock, and payable to the holders of record thereof after the Effective Date, shall be paid to the holder of any unsurrendered BOL Common Stock certificate until the holder of record shall have surrendered such certificate for exchange. Subject to the effect, if any, of applicable law upon the surrender of a BOL Common Stock certificate for exchange, the holder thereof shall be entitled to receive such dividends or other distributions, without interest thereon, as he would have been entitled to receive had he surrendered such certificate for exchange immediately after the Effective Date. All dividends or other distributions declared after the Effective Date with respect to Jefferson Bankshares Common Stock, and payable to the holders of record thereof after the Effective Date, which are payable to holders of BOL Common Stock certificates not theretofore surrendered for exchange pursuant to this Section 2 shall be paid or delivered by Jefferson Bankshares to the Exchange Agent, for the benefit of such holders.

    2.7 TERMINATION OF DUTIES OF EXCHANGE AGENT.

    (a) All dividends or other distributions held by the Exchange Agent for payment to the holders of unsurrendered BOL Common Stock certificates and unclaimed at the end of one year from the Effective Date shall be delivered to Jefferson Bankshares by the Exchange Agent, after which time any holders of BOL Common Stock certificates who have not theretofore surrendered such certificates for exchange shall, subject to applicable law, look only to Jefferson Bankshares, as a general creditor, for payment of such dividends or distributions, without interest thereon.

    (b) Any certificates for shares of Jefferson Bankshares Common Stock or cash delivered or made available to the Exchange Agent pursuant to subparagraph
(a) of this Section 2.7 and not exchanged for shares of BOL Common Stock within one year after the Effective Date shall be returned to Jefferson Bankshares by the Exchange Agent, and Jefferson Bankshares shall thereafter act as exchange agent. Any whole shares of Jefferson Bankshares Common Stock representing an aggregate of fractional shares thereof in respect of which cash payments have been made to the former shareholders of BOL shall be delivered to Jefferson Bankshares by the Exchange Agent.

    2.8 ANTI-DILUTION. If, after the date hereof and prior to the Effective Date, Jefferson Bankshares declares or pays any stock dividend to the holders of record of Jefferson Bankshares Common Stock prior to the Effective Date, or otherwise splits, combines or reclassifies its shares of Jefferson Bankshares Common Stock, then the number of shares of Jefferson Bankshares Common Stock payable to the holders of BOL Common Stock shall be appropriately adjusted to give effect to such stock dividend, stock split, combination or reclassification.

    SECTION 3 - REPRESENTATIONS AND WARRANTIES OF BOL

    BOL represents and warrants to Jefferson Bankshares and Jefferson National Bank the following:

    3.1 ORGANIZATION; QUALIFICATION. BOL is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted. BOL does not own or lease property or operate any business in any jurisdiction other than Virginia and, as such, is not required to qualify to do business in any jurisdiction other than Virginia. BOL has heretofore delivered to Jefferson Bankshares complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect.

    3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. BOL has corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by BOL of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of BOL and, except for obtaining the approval of the holders of more than two-thirds of the outstanding shares of BOL Common Stock, no other corporate proceedings on the part of BOL are necessary with respect thereto. Subject to the aforementioned shareholder approval, and assuming that Jefferson National Bank and Jefferson Bankshares have duly authorized the execution, delivery and performance of this Agreement, this Agreement constitutes a valid and binding obligation of BOL.





    3.3 CAPITAL STOCK. The authorized, issued and outstanding shares of capital stock of BOL are as set forth on Schedule 3.3. hereto and all such issued and outstanding shares are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.3, there are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating BOL to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock, or obligating BOL to grant, extend or enter into any such agreement or commitment.

    3.4 SUBSIDIARIES; STOCK OWNERSHIP. BOL has no subsidiaries and, except as set forth on Schedule 3.4, further does not own, directly or indirectly, any equity interest in any bank, corporation or other entity, other than in a fiduciary capacity, except as collateral security for loans.

    3.5 FINANCIAL STATEMENTS. BOL has previously furnished Jefferson Bankshares with true and complete copies of the audited financial statements of BOL for the years ending December 31, 1991, 1992, and 1993 including the notes thereto (the "Audited BOL Financial Statements"), together with the report on such statements of BOL's auditors for such periods. Such financial statements, taken as a whole, present fairly the financial position of BOL as of such dates and the results of its operations and cash flows for such periods, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as set forth on Schedule 3.5.

    3.6 CONSENTS AND APPROVALS. Except as set forth in Schedule 3.6, and other than in connection or in compliance with the provisions of the Virginia Stock Corporation Act, Title 6.1 of the Code of Virginia, and 12 U.S.C. (section mark)(section mark)215a and 1828, there is no requirement applicable to BOL to make any filing
                                      A-5
with, or to obtain any permit, authorization, consent or approval of any public body, governmental agency or regulatory authority as a condition to the consummation of the Merger or that any party to any material contract, lease, or license or permit of BOL consent to the execution of this Agreement by BOL or to the consummation of the Merger.

    3.7 NON-CONTRAVENTION. The execution and delivery by BOL of this Agreement does not, and except as set forth on Schedule 3.6 and subject to the requisite approval of the shareholders of BOL and the approval of the OCC, the consummation of the Merger will not (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of BOL, (ii) to the best of BOL's knowledge, result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which BOL is a party or by which BOL or the business conducted by it may be bound, or (iii) violate any order, writ, injunction, decree, or, to the best of BOL's knowledge, statute, rule or regulation applicable to BOL or to the business conducted by it.

    3.8 ENVIRONMENTAL MATTERS. The term "Environmental Permits" as used herein means federal, state and local governmental permits, licenses and other authorizations and approvals which relate to the environment or to public health and safety or worker health and safety as they may be affected by the environment, including, without limitation, those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, or petroleum ("Handling Hazardous Substances"). There are no Environmental Permits that BOL is required to obtain in order to conduct its business as it is presently being operated. BOL is in material compliance with all of the terms and conditions contained in or required of it by any law, regulation, policy, guideline, order, judgment or decree of any federal, state, local or foreign court or governmental authority applicable to or having jurisdiction over it or its business relating to the environment or to public health and safety or worker health and safety as they may be affected by the environment. Except as set forth on Schedule 3.8 and as expressly limited by Section 12.2, no conditions exist which, to the best of BOL's knowledge, (x) interfere with, prevent, or, with the passage of time, could interfere with or prevent continued material compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees, (y) may give rise to any liability (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any law, regulation, policy or guideline relating to the Hazardous Emissions or Handling Hazardous Substances or (z) obligate BOL or, with the passage of time, could cause it to be obligated to clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith.

    3.9 LICENSES AND PERMITS. The term "Licenses and Permits" as used in this Agreement means federal, state and local governmental licenses, permits, approvals and authorizations, other than Environmental Permits. BOL has all of the Licenses and Permits that are material for or used in the conduct of its business as it is presently being operated except for Licenses and Permits the absence of which would not have a material adverse effect on BOL, its business or its properties. BOL is an "insured depository institution" as defined in the Federal Deposit Insurance Act, whose deposit accounts are insured by the Bank Insurance Fund (the "BIF") as administered by Federal Deposit Insurance Corporation (the "FDIC"), to the maximum extent permitted by federal law, and BOL has paid all premiums and assessments, has filed all reports required in connection therewith and is in compliance in all material respects will all laws, rules, regulations and other conditions and requirements of the FDIC for the maintenance of insurance by the FDIC. BOL has furnished all information due to be filed with or furnished to all other applicable regulatory authorities, including, without limitation, the Bureau of Financial Institutions of the State

Corporation Commission of Virginia. Schedule 3.9 contains a complete and correct list of all of such Licenses and Permits, all of which are in full force and effect. Except as disclosed in Schedule 3.9, no notice of a violation of any such License or Permit has been received by BOL or, to the knowledge of BOL, recorded or published, and no proceeding is pending or, to the knowledge of BOL threatened, to revoke or limit any of them. No application has been or is proposed to be made to amend any such License or Permit or to acquire any additional Licenses or Permits related to the business of BOL and BOL has no reason to believe that any of its Licenses and Permits will not be renewed.

    3.10 COMPLIANCE WITH LAWS. To the best of BOL's knowledge, BOL has operated its business in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to its business including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of BOL. Furthermore, except as disclosed in Schedule 3.9, BOL has not received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.

    3.11 LITIGATION.  To the best of BOL's knowledge, except as set forth in
Schedule 3.11, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or threatened against BOL, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against BOL.

3.12 ABSENCE OF CHANGES.

    (a) Except as set forth on Schedule 3.12, since December 31, 1993, there has not been:

    (i) any change, or development involving a prospective change, including, without limitation, any damage, destruction or loss (whether or not covered by insurance) which can reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of BOL;

    (ii) except for deposits taken by BOL in the ordinary and usual course of business, any obligation or liability involving more than $25,000 (whether matured, absolute, accrued, contingent, or otherwise) incurred by BOL;

   (iii) any general uniform increase in the compensation of the employees of BOL (including, without limitation, any increase pursuant to any bonus, pension, profit sharing, stock option or other plan);

    (iv) any increase (other than normal increases consistent with past practices and those required by law or collective bargaining agreements) in the compensation payable to any employee (including officers) of BOL;

    (v) any material amendment to any employment agreement to which any employee of BOL is subject;

    (vi) any sale of assets by BOL other than in the ordinary and usual course of business;

    (vii) any material deterioration of relations between BOL and its suppliers, borrowers, account holders, or other customers;

    (viii) any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of BOL;

    (ix) any split, combination or other similar change in the outstanding capital stock of BOL;

    (x) any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to BOL Common Stock; or

    (xi) any issuance by BOL of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock.

    3.13 NO UNDISCLOSED LIABILITIES. BOL has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, including, without limitation, any uninsured liabilities (i) which were not accrued or reserved against in the Audited BOL Financial Statements, (ii) which were incurred after December 31, 1993 other than in the ordinary course of business, or (iii) which have or can be expected to have a material adverse effect upon the earnings, assets, financial condition or operations of BOL.

    3.14 BOOKS AND RECORDS. The books and records of BOL pertaining to its business are complete and correct in all material respects, accurately setting forth the basis for the financial condition and results of operations reflected in its financial statements.

3.15 TITLE TO PROPERTY.

    (a) Schedule 3.15 contains a complete and correct list of all of the real property, together with the fixtures and other improvements located thereon and the appurtenances thereto, owned by BOL (the "Real Property"). Except as set forth in Schedule 3.15 and except for Permitted Exceptions (as hereinafter defined), BOL has good and marketable title to all of the Real Property free and clear of any liens, charges, pledges, security interests or other encumbrances. The term "Permitted Exceptions" as used in this Section 3.15 means (i) statutory liens for current taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no default or as to which default has been cured, provided that the same shall be fully discharged of record before the Effective Date;
(iii) exceptions shown on the surveys furnished by BOL to Jefferson Bankshares or obtained by Jefferson Bankshares on or before the date hereof and agreed to in writing by Jefferson Bankshares; and (iv) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which have been agreed to by Jefferson Bankshares.

    (b) Except as set forth in Schedule 3.15, BOL has good title to all of the personal property, tangible and intangible, owned by it, free and clear of any liens, charges, pledges, security interests or other encumbrances.

    3.16 LEASES. Schedule 3.16 sets forth a complete and correct list of each lease, agreement or commitment to lease into which BOL has entered, whether as lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property which may be canceled upon not more than 60 days' notice and require the payment of not more than $250 per month. Except as set forth in Schedule 3.16, there is not, with respect to any of such leases, any existing default, or event of default, or event which, with or without due notice or with the lapse of time, or both, would constitute a default or an event of default on the part of BOL or, to the best of the knowledge of BOL, any other party thereto. Complete copies of all of such leases have been delivered to Jefferson Bankshares.

3.17 MATERIAL CONTRACTS.

    (a) Schedule 3.17 sets forth a complete and correct list of each contract, agreement or commitment of BOL (except for leases set forth on Schedule 3.16):

    (i) upon which any material part of its business is dependent or which, if breached, could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or the business of BOL;

    (ii) which provides for aggregate future payments of more than $15,000, except for loan agreements and similar banking transactions arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $100,000;

    (iii) which extends for more than one year from the date hereof and is not cancelable by either party on 30 days' notice;

    (iv) which provides for the sale, after the date hereof and other than in the ordinary and usual course of business, of any of its assets;

    (v) which relates to the employment, retirement or termination of the services of any officer or former officer; or

    (vi) which provides for the indemnification of any past or current director, officer, employee or agent of BOL.

    (b) Except as set forth in Schedule 3.17, all of such contracts, agreements and commitments are in full force and effect and there has not occurred, with respect to any such contract, agreement or commitment, any default or event of default, or event which, with or without due notice or with the lapse of time, or both, would constitute a default or event of default on the part of BOL or, to the best of BOL's knowledge, any other party thereto. Complete copies of all such contracts, agreements and commitments have been delivered to Jefferson Bankshares.

    (c) Except as set forth in Schedule 3.17, BOL is not a party to any agreement pursuant to which any employee of BOL has a right to receive any cash or other payment as a result of the Merger or upon the occurrence of a "change of control" of BOL or other similar event specified in such agreement.

3.18 EMPLOYEE BENEFIT PLANS.

    (a) Schedule 3.18 lists all of the employee benefit plans and programs including, without limitation, all retirement, savings and other pension plans ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all incentive, vacation and
                                      A-9
other similar plans that are maintained by BOL with respect to its employees or to which BOL has contributed or is now contributing on behalf of its employees.
 BOL is not a party to any multi-employer plan as defined in Section 3(37) of ERISA. BOL has heretofore delivered to Jefferson Bankshares complete and correct copies of all Pension Plans and Welfare Plans, as currently in effect.

    (b) As to each of the Pension Plans, BOL has complied, in all material respects, with all applicable laws and regulations in administering such plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code. No prohibited transaction, as defined in Section 4975 of the Internal Revenue Code, has occurred with respect to any of the Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in Section 412 of the Internal Revenue Code, whether or not waived. None of the Pension Plans has been completely or partially terminated and there has not been, with regard to any such plan, any reportable event, as defined in Section 4043(b) of ERISA, that is required to be reported to the Pension Benefit Guaranty Corporation ("PBGC") by law or regulation. The fair market value of the assets of each of the Pension Plans equals or exceeds the present value of all benefits accrued under such plan, whether or not vested, based on the actuarial assumptions that would be used by the PBGC if the plan were terminated as of the date of this Agreement or as of the Effective Date.

    (c) As to each of the Welfare Plans and other employee benefit plans and programs, BOL has complied, in all material respects, with all applicable laws and regulations in the administration thereof, including, without limitation, the provisions of ERISA when applicable.

    3.19 TAX MATTERS. Except as set forth on Schedule 3.19, BOL has timely filed all returns, reports and forms (collectively, "Tax Returns") required to be filed in respect of any and all federal, state, county, local, foreign and other taxes and governmental assessments owed by it, including, without limitation, income taxes, estimated taxes, withholding taxes, use taxes, gross receipts taxes, sales taxes, real property or other transfer taxes, excise taxes, real and personal property taxes, ad valorem taxes, payroll related taxes, employment taxes, social security taxes, minimum taxes, license fees, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest (collectively, "Taxes"). All Taxes shown to be due on such Tax Returns have been timely paid and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which BOL may be liable. The provisions made for Taxes in the Audited BOL Financial Statements as of December 31, 1993 are sufficient for the payment of all Taxes, whether or not disputed, which are properly accruable.

    3.20 CONDITION OF PROPERTIES. Except as previously disclosed in writing to Jefferson Bankshares, the buildings, structures and appurtenances owned, leased or occupied by BOL are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used, comply in all material respects with applicable zoning and other laws and with applicable municipal regulations, building regulations and other regulations of governmental authorities having jurisdiction thereof, and except as set forth on Schedule 3.20, to the best of BOL's knowledge, contain no latent defects.

    3.21 BROKER. Except as set forth on Schedule 3.21 no broker, finder or investment banker is entitled to any fee or commission from BOL for services rendered on behalf of BOL in connection with the transactions contemplated by this Agreement.

    3.22 REGISTRATION STATEMENT; PROXY STATEMENT. At the time the registration statement which Jefferson Bankshares is required to file with the Securities and Exchange Commission (the "SEC") to register the shares of Jefferson Bankshares Common Stock to be issued to the shareholders of BOL in connection with the Merger (the "Registration Statement") becomes effective, the Registration Statement,
                                      A-10
insofar as it relates to BOL or is based on information furnished by or on behalf of BOL will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. At the time of the mailing of the proxy statement to be used by BOL in obtaining the approval of its shareholders for the Merger (the "Proxy Statement") and at the time of the BOL Meeting, the Proxy Statement, insofar as it relates to BOL or is based on information furnished by or on behalf of BOL, (i) will comply with all applicable laws and regulations and (ii) will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

    3.23 INSIDER INTERESTS. Except as listed in Schedule 3.23, no officer, director or holder of 10% or more of the shares of Common Stock of BOL (i) competes with or is involved in or has a direct or indirect interest in any business entity which competes with the business conducted by BOL, (ii) has any agreement with BOL other than agreements evidencing loans that (A) are not nonaccrual, past due, restructured or potential problems and (B) were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features, or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, used in or pertaining to the business of BOL, except as a shareholder or employee of BOL.

    3.24 LOAN PORTFOLIO. Each loan outstanding on the books of BOL is a bona fide loan, made in the ordinary and usual course of business, was not known to be uncollectible at the time it was made and was made in accordance with BOL's standard loan policies. The records of BOL regarding all loans outstanding on its books are accurate in all material respects. Except as set forth on
Schedule 3.24, BOL is not a party to any loan participation agreement other than loan participations with Jefferson National.

    3.35 PROPERTY FORECLOSURES. Schedule 3.25 contains a list of all foreclosed property currently owned by BOL. BOL has accounted for all such property in accordance with generally accepted accounting principles and in compliance with applicable regulatory guidelines.

    3.26 FULL DISCLOSURE. None of the representations and warranties of BOL which are made in this Agreement (a representation and warranty being deemed to include the information contained in any schedule hereto or furnished in connection herewith) contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    SECTION 4 - REPRESENTATIONS AND WARRANTIES OF JEFFERSON BANKSHARES

    Jefferson Bankshares represents and warrants to BOL the following:

    4.1 ORGANIZATION; QUALIFICATION. Jefferson Bankshares is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted. Jefferson Bankshares is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Jefferson Bankshares has heretofore delivered to BOL complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect. Jefferson Bankshares is a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended, and is in good standing with the Federal Reserve System.

    4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Jefferson Bankshares has corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by Jefferson Bankshares of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of Jefferson Bankshares and no other corporate proceedings on the part of Jefferson Bankshares are necessary with respect thereto. Assuming that BOL and Jefferson National Bank each has duly authorized the execution, delivery and performance of this Agreement, this Agreement constitutes a valid and binding obligation of Jefferson Bankshares.

    4.3 CAPITAL STOCK. As of the date of this Agreement, the authorized, issued and outstanding shares of capital stock of Jefferson Bankshares are set forth on Schedule 4.3 hereto and all such issued and outstanding shares are validly issued, fully paid and nonassessable. Further, as of the date of this Agreement, Jefferson Bankshares is authorized to issue 420,954 shares of Jefferson Bankshares Common Stock pursuant to its incentive stock plan and has reserved for issuance 134,219 shares of Jefferson Bankshares common stock under its dividend reinvestment plan. Otherwise, Jefferson Bankshares has no commitment to issue or sell any shares of its capital stock or any securities or obligations convertible or exchangeable for, or giving any person any right to acquire from it any shares of its capital stock.

    4.4 FINANCIAL STATEMENTS. Jefferson Bankshares has, as part of the information furnished to BOL under Section 4.12, previously furnished BOL with true and complete copies of the audited financial statements of Jefferson Bankshares for the years ending December 31, 1991, 1992 and 1993 including the notes thereto, together with the report on such statements of Jefferson Bankshares auditors for such periods. Such financial statements, taken as a whole, present fairly the financial position of Jefferson Bankshares and its subsidiaries as of such dates and the results of its operations and cash flows for such periods, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

    4.5 CONSENTS AND APPROVALS. Except as set forth in Schedule 4.5, and other than in connection or in compliance with the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), and consents, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended (12 U.S.C. (section mark)1841 ET SEQ.), there is no requirement applicable to Jefferson Bankshares to make any filing with, or to obtain any permit, authorization, consent or approval of any public body, governmental agency or regulatory authority as a condition to the consummation of the Merger or that any party to any material contract, lease, or license or permit of Jefferson Bankshares consent to the execution of this Agreement by Jefferson Bankshares or to the consummation of the Merger.

    4.6 NON-CONTRAVENTION. The execution and delivery of this Agreement by Jefferson Bankshares does not, and, except as set forth on Schedule 4.5 and subject to the requisite approval of the OCC, the consummation of the Merger will not (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of Jefferson Bankshares, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Jefferson Bankshares is a party or by which Jefferson Bankshares or the business conducted by it may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Jefferson Bankshares or to the business conducted by it.

    4.7 LICENSES AND PERMITS. Jefferson Bankshares and its subsidiaries have all of the Licenses and Permits that are material for or used in the conduct of their respective businesses as presently being operated except for Licenses and Permits the absence of which would not have a material adverse effect on Jefferson Bankshares and its subsidiaries, their businesses or their properties. Except as disclosed in Schedule 4.7, no notice of a violation of any such License or Permit has been received by Jefferson Bankshares or, to the knowledge of Jefferson Bankshares, recorded or published, and no proceeding is pending or, to the knowledge of Jefferson Bankshares threatened, to revoke or limit any of them.

    4.8 COMPLIANCE WITH LAWS. To the best of Jefferson Bankshares' knowledge, Jefferson Bankshares and its subsidiaries have operated their respective businesses in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to their businesses including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of Jefferson Bankshares and its subsidiaries taken as a whole. Furthermore, except as disclosed on Schedule 4.7, Jefferson Bankshares and its subsidiaries have not received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.


    4.9 UNDISCLOSED LIABILITIES. Jefferson Bankshares has no material liabilities or obligations, whether absolute, accrued, contingent or otherwise, including, without limitation, any uninsured liabilities (i) which were not accrued or reserved against in Jefferson Bankshares audited financial statements for the years ending December 31, 1991, 1992, and 1993, (ii) which were incurred after December 31, 1993 other than in the ordinary course of business, or (iii) which have or can be expected to have a material adverse effect upon the earnings, assets, financial condition or operations of Jefferson Bankshares and its subsidiaries taken as a whole.

    4.10 BOOKS AND RECORDS. The books and records of Jefferson Bankshares pertaining to its business are complete and correct in all material respects, accurately setting forth the basis for the financial condition and results of operations reflected in its financial statements.

    4.11 BROKER. No broker, finder or investment banker is entitled to any fee or commission from Jefferson Bankshares for services rendered on behalf of Jefferson Bankshares in connection with the transactions contemplated by this Agreement.

    4.12 REGISTRATION STATEMENT; PROXY STATEMENT. At the time the Registration Statement becomes effective, the Registration Statement, insofar as it relates to Jefferson Bankshares or its subsidiaries or is based on information furnished by or on behalf of Jefferson Bankshares or any of its subsidiaries, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. At the time of the mailing of the Proxy Statement and at the time of the BOL meeting, insofar as such proxy statement relates to Jefferson Bankshares and its subsidiaries or is based on information furnished by or on behalf of Jefferson Bankshares or any of its subsidiaries (i) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and (ii) will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

    4.13 VALIDITY OF THE SHARES TO BE ISSUED. The shares of Jefferson Bankshares Common Stock to be issued to the shareholders of BOL as a result of the Merger have been duly authorized and, upon delivery thereof pursuant to the provisions of this Agreement will be validly issued, fully paid and nonassessable and not subject to any preemptive rights.

    4.14 REPORTS; CURRENT INFORMATION. Jefferson Bankshares has, since January 1, 1991, made all applicable filings with the SEC and appropriate banking regulatory agencies. Further, Jefferson Bankshares has previously delivered to BOL (i) a true and complete copy of each report, each proxy statement, and any other material (excluding registration statements), together with all amendments thereto, filed by Jefferson Bankshares with the SEC since January 1, 1991, and
(ii) each communication sent by Jefferson Bankshares to its shareholders generally since that date, and will continue to furnish such filings and communications to BOL until the Effective Date. At the time of filing, mailing or delivery thereof, none of such documents or information contained or will contain an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    4.15 LITIGATION. To the best of Jefferson Bankshares' knowledge, except as previously disclosed to BOL's counsel, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or threatened against Jefferson Bankshares or its subsidiaries, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Jefferson Bankshares or its subsidiaries which have or, if adversely determined, could reasonably be expected to have a material adverse effect upon the earnings, assets, financial condition or operations of Jefferson Bankshares and its subsidiaries taken as a whole.



    4.16 FULL DISCLOSURE. None of the representations and warranties of Jefferson Bankshares which are made in this Agreement (a representation and warranty being deemed to include the information contained in any schedule hereto or furnished in connection herewith) contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


SECTION 5 - REPRESENTATIONS AND WARRANTIES OF JEFFERSON NATIONAL BANK

    Jefferson National Bank represents and warrants to BOL the following:

    5.1 ORGANIZATION; QUALIFICATION. Jefferson National Bank is a corporation duly organized and validly existing under the laws of the United States and has corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted. Jefferson National Bank is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

    5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Jefferson National Bank has corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by Jefferson National Bank of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of Jefferson National Bank and, have been approved by its sole shareholder, Jefferson Bankshares, and no other corporate proceedings on the part of Jefferson National Bank are necessary with respect thereto.
Assuming that BOL and Jefferson Bankshares each has duly authorized the execution, delivery and performance of this Agreement, this Agreement constitutes a valid and binding obligation of Jefferson National Bank.

    5.3 CONSENTS AND APPROVALS. Except as set forth in Schedule 5.3, and other than in connection or in compliance with the provisions of 12 U.S.C. (section mark)(section mark)215a and 1828, there is no requirement applicable to Jefferson National Bank to make any filing with, or to obtain any permit, authorization, consent or approval of any public body, governmental agency or regulatory authority as a condition to the consummation of the Merger or that any party to any material contract, lease, or license or permit of Jefferson National Bank consent to the execution of this Agreement by Jefferson National Bank or to the consummation of the Merger.

    5.4 NON-CONTRAVENTION. The execution and delivery of this Agreement by Jefferson National Bank does not, and, except as set forth on Schedule 5.3 and subject to the requisite approval of the OCC, the consummation of the Merger will not (i) violate or result in a breach of any provision of the Articles of Association or Bylaws of Jefferson National Bank, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Jefferson National Bank is a party or by which Jefferson National Bank or the business conducted by it may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Jefferson National Bank or to the business conducted by it.

    5.5 LICENSES AND PERMITS. Jefferson National is an "insured depository institution" as defined in the Federal Deposit Insurance Act, whose deposit accounts are insured by BIF as administered by the FDIC, to the maximum extent permitted by federal law, and Jefferson National has paid all premiums and assessments, has filed all reports required in connection therewith and is in compliance in all material respects with all laws, rules, regulations and other conditions and requirements of the FDIC for the maintenance of insurance by the FDIC.

    5.6 BROKER. No broker, finder or investment banker is entitled to any fee or commission from Jefferson National Bank for services rendered on behalf of Jefferson National Bank in connection with the transactions contemplated by this Agreement.


SECTION 6 - MATTERS PENDING MERGER

     6.1 CONDUCT OF BUSINESS OF BOL

    (a) From the date hereof until the Effective Date, BOL will (i) conduct its business only in the ordinary and usual course, and in a manner consistent with past practices; (ii) maintain in good repair, at its own expense, all of its tangible personal property; and (iii) use its best efforts to preserve intact its present business organization and operations, keep available the services of its officers and employees, and preserve its relationships with licensers, suppliers, dealers, customers and others having business relationships with it. BOL's management will communicate or, as necessary, meet with Jefferson Bankshares and Jefferson National Bank, on a regular basis, to discuss the general status of the ongoing operations of BOL and any material problems relating to the conduct of its business.

    (b) BOL will promptly notify Jefferson Bankshares and Jefferson National Bank (i) of any material change in the normal conduct of the business or operations of BOL, including, without limitation, any material deterioration of relations between BOL and its suppliers, borrowers, account holders or other customers, (ii) of the threat of, or initiation of, any material litigation against BOL of which BOL has knowledge, and (iii) of the initiation of any investigation of BOL by any party, whether private or governmental, of which BOL has knowledge, and will keep Jefferson Bankshares and Jefferson National Bank fully informed of developments with respect to such events and afford Jefferson Bankshares' and Jefferson National Bank's representatives access to all materials in its possession relating thereto.

    6.2 FORBEARANCES BY BOL. Except as contemplated by this Agreement, BOL will not, from the date hereof until the Effective Date, without the prior written consent of Jefferson Bankshares, which consent will not be unreasonably withheld:

        (i) sell, dispose of, transfer or encumber any of its assets except in the ordinary and usual course of business;

        (ii) amend, modify or cancel any material contract or lease except in the ordinary and usual course of business, provided any such amendment, modification or cancellation does not materially adversely affect the business or properties of BOL;

        (iii) make any commitments for capital expenditures in excess of $1,500 individually or incur any other obligation or liability other than obligations or liabilities with respect to deposits received and loans made and similar banking transactions entered into in the ordinary and usual course of business;

        (iv) except for transactions in the usual and ordinary course of business involving BOL's investment portfolio, make any investment by means of the purchase of stock or securities, contributions to capital or the purchase of property or assets from any other individual, corporation or entity;

        (v) assume, guarantee, endorse, or otherwise become responsible for the obligations of any other individual or business entity, or make loans or advances to any ndividual or business entity except in the ordinary and usual course of business;

        (vi) except as disclosed in Schedule 6.2, increase in any manner the compensation of any of its officers, pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement to any officer or employee, or enter into or amend any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, stock appreciation rights, savings, consulting, deferred compensation, retirement, pension or other benefit plan or arrangement with or for the benefit of any of its officers, employees or for the benefit of any other person;

        (vii) make any change to the composition of its Board of Directors or management personnel; provided, however, that members of the Board of Directors and management personnel will be permitted to resign;

        (viii) alter in any way the manner in which it regularly and customarily maintains its books of account and records;

        (ix) declare, set aside or pay any dividend in cash or property with respect to its capital stock;

        (x) split, combine or otherwise change its capital stock, or redeem any of its capital stock;

        (xi) authorize the creation or issuance of, or issue or sell any shares of, its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire any shares of its capital stock;

        (xii) merge or consolidate with any other corporation;

        (xiii) acquire all of the stock or business of any individual or business entity other than in connection with debts previously contracted for in the usual and ordinary course of business;

        (xiv) amend its Articles of Incorporation or Bylaws;

        (xv) cancel or allow any of its existing insurance policies to lapse;

        (xvi) file any application for branch offices; or

        (xvii) enter into an agreement to do any of the things described in clauses (i) through (xvi) above.

    6.3 NEGOTIATIONS WITH OTHERS. From the date hereof until the Effective Date, BOL will not, directly or indirectly, without the written consent of Jefferson Bankshares, initiate discussions or engage in negotiations with any corporation, partnership, person or entity, other than Jefferson Bankshares, concerning any merger or sale of capital stock or assets of BOL, except for the sale of assets in the usual and ordinary course of business where such sale does not materially adversely affect the business of BOL. Notwithstanding the foregoing, BOL may furnish information concerning its business, properties or assets, and may engage in negotiations and discussions in connection with any such transaction, if the Board of Directors of BOL, based on the advice of counsel, determines that the exercise of its fiduciary responsibilities requires that such information be furnished or such negotiations be commenced. BOL will notify Jefferson Bankshares promptly of any inquiry (including the terms thereof and the person making such inquiry) which it may receive in respect of any such transaction and, to the extent it can do so without breaching its fiduciary responsibilities, keep Jefferson Bankshares fully informed as to the progress thereof.


    6.4 EXAMINATION OF BOOKS AND RECORDS. From the date hereof until the Effective Date, each of BOL and Jefferson Bankshares will, and will cause their respective subsidiaries, if any, to, afford the other and the other's attorneys, accountants, financial advisors and other representatives complete access at all reasonable times to its and their officers, employees, properties, contracts, books and records. In addition, each shall furnish the other with such financial, operating and additional data as the other may reasonably request concerning its business, operations, properties and personnel and those of its subsidiaries, including, without limitation, all working papers of their auditors to the extent that BOL and Jefferson Bankshares, as the case might be, have access thereto.

6.5 CONFIDENTIALITY; HIRING OF EMPLOYEES.

    (a) Pursuant to the provisions of this Agreement, BOL has supplied and will supply Jefferson with certain documents and information for use in investigating the business of BOL and Jefferson has supplied and will supply BOL with certain documents and information for use in investigating the business of Jefferson. Such material is hereinafter referred to as "Evaluation Material." Each of BOL and Jefferson agrees to hold in confidence any Evaluation Material it has received or will receive and not to disclose all or any part of such material to anyone except its officers, directors, employees or other representatives who need such information to perform their respective duties in connection with the Merger. If this Agreement is terminated, each of BOL and Jefferson will return to the other, or cause to be destroyed and will not retain, or permit any person to whom it has given copies thereof to retain, the originals or any copies of any documents constituting a part of the Evaluation Material furnished to it or any notes or memoranda prepared using such Evaluation Material. After termination both BOL and Jefferson will continue to honor their confidentiality agreements contained herein and neither will use or disclose, directly or indirectly, any information obtained from the Evaluation Material. The confidentiality agreements contained in this Section 6.5 will terminate upon the earlier of three years after the date hereof or upon consummation of the transactions contemplated hereby. Notwithstanding the foregoing, either BOL or Jefferson may use and disclose any such information to the extent that (i) it had acquired such information on a non-confidential basis prior to receipt thereof from the other, (ii) such information has become generally available to the public, (iii) such information is provided to the party disclosing the same by a third party who has obtained such information other than as a result of a breach of this Agreement, or (iv) such information is independently developed by it based upon non-confidential information. Furthermore, either BOL or Jefferson may disclose such information to the extent that it is required to do so in order to comply with a governmental or judicial order or decree, but upon receiving notice that any such order or decree is being sought, it will promptly notify the other and will, at the other's expense, cooperate with the other's efforts, if any, to contest the issuance of such order or decree. It is understood that each of BOL and Jefferson will be deemed to have satisfied its obligation to hold information confidential, pursuant to the provisions of this
Section 6.5 if it exercises the same care with regard to such information as it takes to preserve confidentiality for its own similar information.

    (b) If this Agreement is terminated, neither BOL nor Jefferson will, without the prior consent of the other, hire any of each others employees for a period of two years following termination.

    6.6 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it by this Agreement. Each party agrees to cooperate fully with each of the other parties in assisting them to comply with the provisions of this Section, and in the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, the parties
                                      A-18
agree to cooperate and use their best efforts to defend against such claim, action, suit, investigation or other proceeding. If an injunction or other order is issued in any such action, suit or other proceeding, the parties agree to use their best efforts to have such injunction or other order lifted. Notwithstanding the foregoing, no party hereto shall be required to make any substantial payment or incur any material economic burden, other than a payment otherwise required of it, to obtain any consent, waiver, authorization, order or approval, or for the defense of proceedings against the Merger, or the removal of impediments to the Merger, and if, despite its efforts, any party is unable to obtain any consent, waiver, authorization, order or approval, or dismissal or removal of impediments to the Merger within a reasonable time, the other parties may terminate this Agreement and shall have no liability therefor, except as is provided in Section 10.2.

    6.7 BOL STOCK OPTIONS. Upon fulfillment or waiver of the conditions precedent to the consummation of the Merger which are set forth in Sections 8 and 9, but prior to the Effective Date, BOL will use its best efforts to cause the holders of outstanding stock options or stock awards, as the case might be, to (i) exercise such options or awards at the applicable exercise price or (ii) execute agreements canceling and surrendering, at no cost to Jefferson Bankshares or Jefferson National, their options or awards on the Effective Date and will deliver to Jefferson Bankshares copies of all such agreements. Any outstanding stock options that have not been exercised or canceled as of the Effective Date will be converted to options to acquire an equivalent number of shares of Jefferson Bankshares Common Stock. The provisions of Section 2.8 will apply to the BOL stock options.

    6.8 BOL EMPLOYMENT CONTRACTS. Upon fulfillment or waiver of the conditions precedent to the consummation of the Merger which are set forth in Sections 8 and 9, but prior to the Effective Date, the employment agreements between BOL and Kenneth L. Crovo and Joseph B. Humphries will be terminated, at no cost to BOL, Jefferson National or Jefferson Bankshares, on the Effective Date, and BOL will deliver to Jefferson Bankshares copies of all documents evidencing the termination. On the Effective Date, Jefferson National Bank and Kenneth L. Crovo will enter into an employment agreement in the form attached hereto as Exhibit A.

    6.9 EXPENSES. Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transaction contemplated hereby will be paid by the party incurring such expenses, except that, in the event that the Merger is not consummated as a result of BOL's shareholders failure to approve the Merger, Jefferson Bankshares and BOL will share equally all expenses reasonably incurred by either party in connection with the preparation, filing, printing or distribution of the Registration Statement and the Proxy Statement and the preparation and submission of any application for a tax ruling.

    6.10 ANNOUNCEMENTS. The parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the Merger and will not issue any such press release or make any such public statement without the consent of the other unless such action is required by law.

    6.11 CHANGE OF SUBSIDIARY. In the event that Jefferson Bankshares determines that it is desirable to merge BOL into a direct bank subsidiary of Jefferson Bankshares other than Jefferson National Bank (including, but not limited to, a bank subsidiary formed solely for such purpose), then BOL will consent to such amendments to this Agreement as may be necessary or desirable to effect a substitution of such other subsidiary for Jefferson National Bank and to conform this Agreement to the requirements of law applicable to such a merger, provided that no such amendment to this Agreement shall adversely affect the economic benefit to the shareholders of BOL resulting from the Merger.


SECTION 7 - SECURITIES MATTERS.

    7.1 SECURITIES ACT AFFILIATES. BOL will cause all persons deemed by counsel for Jefferson Bankshares to be an "affiliate" of BOL as such term is used in Rule 145 of the Securities Act to deliver to Jefferson Bankshares, prior to the Effective Date, a written agreement, in form and substance satisfactory to Jefferson Bankshares, stating that he will not offer, sell, assign, transfer or otherwise dispose of any of the shares of Jefferson Bankshares Common Stock issued to him in the Merger in violation of the Securities Act or the rules and regulations of the SEC thereunder.

    7.2 REGISTRATION STATEMENT AND PROXY STATEMENT.

    (a) As soon as is reasonably practicable Jefferson Bankshares will prepare and file with the SEC the Registration Statement and will use all reasonable efforts to have the Registration Statement declared effective. Jefferson Bankshares will also take any action reasonably required to be taken under state blue sky or securities laws in connection with the issuance of the shares of Jefferson Bankshares Common Stock to the shareholders of BOL pursuant to this Agreement. BOL will furnish Jefferson Bankshares all information concerning BOL as Jefferson Bankshares may reasonably request in connection with any such action.

    (b) BOL agrees that the Proxy Statement will contain the prospectus which is in the Registration Statement. BOL further agrees that it will not mail the Proxy Statement to its shareholders prior to receiving advice from Jefferson Bankshares that the Registration Statement has become effective under the Securities Act, that no stop order suspending the effectiveness of the Registration Statement has been issued and that no proceeding for that purpose has been initiated or threatened by the Federal Reserve or the SEC.

    (c) The parties hereto agree to cooperate with each other to maintain the accuracy and completeness of the information contained in the Registration Statement and in the Proxy Statement and to inform the other parties promptly of any material change, occurring before the Effective Date, whether adverse or favorable, in the condition of such party or any of its subsidiaries, financial or otherwise, which may affect the accuracy or completeness of the information contained in the Registration Statement or the Proxy Statement.

    (d) BOL will call a meeting of its shareholders for the purpose of obtaining their approval of the Merger and the consummation of the transactions contemplated by this Agreement. Such meeting shall be held not later than 60 days following the date upon which the Registration Statement becomes effective. BOL will recommend that its shareholders vote to approve the Merger.


    SECTION 8 - CONDITIONS TO OBLIGATIONS OF JEFFERSON BANKSHARES AND JEFFERSON NATIONAL BANK

    The obligations of Jefferson Bankshares and Jefferson National Bank to consummate the Merger are subject, to the extent not waived, to the following conditions:

    8.1 REPRESENTATIONS AND WARRANTIES. Except for changes contemplated by this Agreement, the representations and warranties of BOL contained in Section 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date, with the same force and effect as if made on the Effective Date, and BOL shall have delivered to Jefferson Bankshares and Jefferson National Bank a certificate to that effect signed by its Chairman or President.

    8.2 PERFORMANCE OF THIS AGREEMENT. BOL shall have performed all obligations and complied with all conditions required of it by this Agreement and shall have delivered to Jefferson Bankshares and Jefferson National Bank a certificate to that effect signed by its Chairman or President.

    8.3 CORPORATE AUTHORIZATION. All corporate action required to be taken by BOL (including receiving the requisite approval of its shareholders) in connection with the Merger shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Jefferson Bankshares, and Jefferson Bankshares shall have received such originals or copies of such documents as it may reasonably request.

    8.4 CONSENTS AND APPROVALS. All consents, authorizations, orders, waivers, exemptions or approvals of governmental or regulatory authorities and of individuals or business entities which BOL is required to obtain in order to be able to consummate the Merger shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.


    8.5 INJUNCTION, LITIGATION, ETC. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the Merger, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the Merger.

    8.6 LEGISLATION. No statute, rule or regulation will be in effect which prohibits or is reasonably likely to prohibit, restrict or delay the consummation of the Merger.

    8.7 TITLE INSURANCE. Jefferson Bankshares shall have received commitments for title insurance, or other assurances, satisfactory to it, that BOL has good and marketable title the Real Property and that the Real Property is free and clear of all liens, charges, pledges and other encumbrances, other than Permitted Exceptions.

    8.8 TAX RULING OR OPINION. Jefferson Bankshares shall have received advance revenue rulings from the Internal Revenue Service and the Virginia State Tax Commissioner or, in lieu thereof, an opinion of McGuire, Woods, Battle & Boothe, counsel to Jefferson Bankshares and Jefferson National Bank, dated as of the Effective Date, in form and substance reasonably satisfactory to Jefferson Bankshares and substantially to the effect that, (i) the Merger will constitute a "reorganization" as that term is defined in Section 368(a) of the Internal Revenue Code, (ii) no taxable gain or loss will be recognized by the parties upon consummation of the Merger, (iii) no taxable gain or loss will be recognized by BOL shareholders on the exchange of shares of BOL Common Stock for shares of Jefferson Bankshares Common Stock, except to the extent that they receive cash in lieu of fractional shares, (iv) the basis of such Jefferson Bankshares Common Stock will be the same as the basis of BOL Common Stock surrendered in exchange therefor, and (v) the holding period of such Jefferson Bankshares Common Stock will include the holding period of BOL Common Stock surrendered in exchange therefor, if such BOL Common Stock is a capital asset in the hands of the shareholder at the Effective Date.

    8.9 ACCOUNTING TREATMENT. Jefferson Bankshares shall have received adequate assurances from its independent auditors that the Merger will be treated as a pooling of interests for accounting purposes.

    8.10 EMPLOYMENT AGREEMENT WITH KENNETH L. CROVO. Kenneth L. Crovo shall have executed and delivered to Jefferson National the employment agreement in the form attached hereto as Exhibit A.

    8.11 OPINION OF COUNSEL FOR BOL. Jefferson Bankshares and Jefferson National shall have received an opinion from Verner, Liipfert, Bernhard, McPherson and Hand, Counsel for BOL, substantially in the form attached hereto as Exhibit B.

    8.12 DISSENTING SHAREHOLDERS. The holders of not more than ten percent of the issued and outstanding shares of BOL Common Stock will have elected to become Dissenting Shareholders pursuant to the provisions of 12 U.S.C. (section number) 215a(b).


    8.13 NO ADVERSE CHANGE. There will have occurred no material adverse change in the financial condition of BOL from December 31, 1993 to the Effective Date.

    SECTION 9 - CONDITIONS TO OBLIGATIONS OF BOL

    The obligation of BOL to consummate the Merger is subject, to the extent not waived, to the following conditions:

    9.1 REPRESENTATIONS AND WARRANTIES. Except for changes contemplated by this Agreement, the representations and warranties of Jefferson Bankshares and Jefferson National Bank contained in Sections 4 and 5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and, unless limited by its terms to the date of this Agreement, as of the Effective Date, with the same force and effect as if made on the Effective Date, and Jefferson Bankshares and Jefferson National Bank each shall have delivered to BOL a certificate to that effect signed by its Chairman or President.

    9.2 BOOK VALUE OF JEFFERSON BANKSHARES COMMON STOCK. BOL shall have received a certificate from Jefferson Bankshares signed by its Chairman or President certifying that the book value per share of Jefferson Bankshares Common Stock immediately prior to the Effective Date is not less than ninety percent (90%) of the book value per share of Jefferson Bankshares Common Stock at December 31, 1993.

    9.3 PERFORMANCE OF THIS AGREEMENT. Jefferson Bankshares and Jefferson National Bank each shall have performed all obligations and complied with all conditions required of it by this Agreement and shall have delivered to BOL a certificate to that effect signed by its Chairman or President.

    9.4 CORPORATE AUTHORIZATION. All corporate action required to be taken by Jefferson Bankshares and Jefferson National Bank in connection with the Merger shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to BOL, and BOL shall have received such originals or copies of such documents as it may reasonably request.

    9.5 CONSENTS AND APPROVALS. All consents, authorizations, orders, waivers, exemptions or approvals of governmental or regulatory authorities and of individuals or business entities which Jefferson Bankshares or Jefferson National is required to obtain in order to be able to consummate the Merger shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.

    9.6 INJUNCTION, LITIGATION, ETC. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the Merger, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the Merger.

    9.7 LEGISLATION. No statute, rule or regulation shall be in effect which prohibits or is reasonably likely to prohibit, restrict or delay the consummation of the Merger.

    9.8 TAX RULING OR OPINION. BOL shall have received advance revenue rulings from the Internal Revenue Service and the Virginia State Tax Commissioner or, in lieu thereof, an opinion of McGuire, Woods, Battle & Boothe, counsel to Jefferson Bankshares and Jefferson National Bank, dated as of the Effective Date, in form and substance reasonably satisfactory to counsel for BOL and substantially to the effect that, (i) the Merger will constitute a "reorganization" as that term is defined in Section 368(a) of the Internal Revenue Code, (ii) no taxable gain or loss will be recognized by the parties upon consummation of the Merger, (iii) no taxable gain or loss will be recognized by BOL shareholders on the exchange of shares of BOL Common Stock for shares of Jefferson Bankshares Common Stock, except to the extent that they receive cash in lieu of fractional shares, (iv) the basis of such Jefferson Bankshares Common Stock will be the same as the basis of BOL Common Stock surrendered in exchange therefor, and (v) the holding period of such Jefferson Bankshares Common Stock will include the holding period of BOL Common Stock surrendered in exchange therefor, if such BOL Common Stock is a capital asset in the hands of the shareholder at the Effective Date.

    9.9 OPINION OF COUNSEL FOR JEFFERSON BANKSHARES AND JEFFERSON NATIONAL BANK. BOL shall have received an opinion from McGuire, Woods, Battle & Boothe, Counsel for Jefferson Bankshares and Jefferson National Bank, in substantially in the form attached hereto as Exhibit C.

    9.10 FAIRNESS OPINION. BOL shall have received an opinion from McKinnon & Company, dated as of the date the Proxy Statement is first mailed to the holders of BOL Common Stock, to the effect that the consideration to be exchanged for each share of BOL Common Stock is fair to BOL's shareholders from a financial point of view.

    9.11 NO ADVERSE CHANGE. There will have occurred no adverse material change in the financial condition of Jefferson Bankshares and its subsidiaries taken as a whole from December 31, 1993 to the Effective Date.


    SECTION 10 - TERMINATION, AMENDMENT AND WAIVER.

    10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of BOL:


        (i) by the Boards of Directors or Executive Committees of both BOL and Jefferson Bankshares;

        (ii) by BOL or Jefferson Bankshares if there has been a material breach by the other of a representation, warranty or agreement contained herein or if any condition to the consummation of the Merger which must be met by the other becomes impossible to fulfill;

        (iii) by BOL or Jefferson Bankshares if any action or proceeding before any court or other governmental body or agency has been instituted or threatened to restrain or prohibit the Merger and such party in good faith deems it inadvisable to proceed with the Merger;

        (iv) by BOL or Jefferson Bankshares if the holders of more than 66% of the outstanding shares of BOL Common Stock shall have failed to vote for the Merger at the BOL Meeting; or

        (v) by BOL or Jefferson Bankshares if the Closing has not occurred by 11:59 on December 31, 1994.

    10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided Section 10.1, this Agreement shall become wholly void and of no further force and effect and there be no further liability or obligation on the part of any party hereto except to pay such expenses as required of it and to comply with the provisions of Section 6.5, but such termination shall not a waiver by any party of any claim it may have for damages caused by reason of a material breach of representation or warranty or agreement made by another party hereto in this Agreement.

    10.3 AMENDMENT. This Agreement and the Exhibits and Schedules hereto may be amended any time prior to the Effective Date, provided that any such amendment is approved in writing by of the parties hereto. All representations and warranties of BOL, Jefferson Bankshares, and Jefferson National Bank which are true and correct as modified and approved shall be deemed true and correct the purposes of Sections 8.1 and 9.1.

    10.4 EXTENSION, WAIVER. At any time prior to the Effective Date any party to this which is entitled to the benefits thereof may (i) extend the time for the performance of any of obligations of another party hereto, (ii) waive a breach of a representation or warranty of the other hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or waive compliance of any other party hereto with any of the agreements or conditions contained Any such extension or waiver shall be valid only if set forth in a written instrument signed by the giving the extension or waiver.

SECTION 11 - OTHER AGREEMENTS

    11.1 JEFFERSON NATIONAL BANK NORTHERN REGION BOARD. As of the Effective Date, Jefferson National Bank will expand its Northern Region Board of Directors and will appoint two current non-employee directors of BOL to that board. For the foreseeable future following such expansion, Jefferson National Bank will allocate two positions on its Northern Region Board to qualified individuals from Loudoun County. The remaining non-employee members of BOL's board of directors and all of the non-employee members of BOL's advisory board will be appointed to a local advisory board for Loudoun County.


SECTION 12 - GENERAL PROVISIONS

    12.1 NOTICES. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) transmitted by facsimile (transmission confirmed) or mailed by registered or certified mail (return receipt requested and postage prepaid) to the following persons at the addresses and telefax numbers specified below, or to such other persons, addresses or telefax numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to BOL to:

              30  Catoctin  Circle
              P.O. Box 2627
              Leesburg, Virginia 22075
              Fax: (703) 771-7380
              Attn: Kenneth L. Crovo
               President and Chief Executive Officer

      with a copy to:

              Verner, Liipfert, Bernhard, McPherson and Hand
              8280 Greensboro Drive
              McLean, Virginia 22102
              Fax: (703) 749-6027 or 749-6028
              Attn: William F. Roeder, Jr., Esq.

   If  to  Jefferson  Bankshares  or  Jefferson  National  Bank:

              123 East Main Street
              P. O. Box 711
              Charlottesville, Virginia 22902
              Fax: (804) 972-1486
              Attn: O. Kenton McCartney
              President and Chief Executive Officer

      with a copy to:

              McGuire, Woods, Battle & Boothe
              418 East Jefferson Street
              P. O. Box 1288
              Charlottesville,Virginia 22902
              Fax: (804) 980-2222
              Attn: Robert E. Stroud, Esq.

    If given personally or transmitted by telefax, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

    12.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall be deemed conditions to the Merger and shall not survive the Merger.


    12.3 NO INDIVIDUAL LIABILITY. Notwithstanding the liability of any party to this Agreement, no officer, director, employee or other agent of any party will be individually liable for any breach of any representation or warranty or agreement unless such person has engaged in fraudulent or willful misconduct.

    12.4 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

    12.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.6 MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; (iii) shall not be assigned by operation of law or otherwise; and
(iv) shall be governed by the laws of the Commonwealth of Virginia without regard to its laws or regulations relating to conflicts of laws, except to the extent that the laws of the United States shall apply to the Merger.

    WITNESS the signatures and seals of each of the parties to this Agreement, each set by its Chairman of the Board, President or a Vice President and attested to by its Secretary or an Assistant Secretary, pursuant to a resolution of its Board of Directors, acting by a majority.

                                   *  *  *  *




                       [SIGNATURES HAVE BEEN OMITTED]

                [SCHEDULES AND EXHIBITS HAVE BEEN OMITTED]

                                   APPENDIX B

                          OPINION OF FINANCIAL ADVISOR


                                     [date]


Board of Directors
Bank of Loudoun
30 Catoctin Circle
Leesburg, VA 22075

Ladies and Gentlemen:

    You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Bank of Loudoun ("BOL") of the terms of the conversion ratio (the "Conversion Ratio") of shares of the Common Stock of BOL ("BOL Common Stock") into shares of the Common Stock of Jefferson Bankshares, Inc. ("Jefferson Bankshares Common Stock") as provided in the Agreement and Plan of Merger among Jefferson Bankshares, Inc. ("Jefferson Bankshares"), Jefferson National Bank ("JNB"), and BOL dated as of April 4, 1994 (the "Merger Agreement"). The Merger Agreement provides that each share of BOL Common Stock which is issued and outstanding immediately prior to the Effective Date (as defined in the Merger Agreement) may be converted into and exchanged for one share of Jefferson Bankshares Common Stock.

    In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Merger Agreement; (2) the Form S-4 Registration Statement to be filed with the Commission in connection with the Merger; (3) BOL's financial statements for the three years ended December 31, 1993, as audited and examined by BOL's independent certified public accounting firm; (4) BOL's unaudited financial statements for the three months ended March 31, 1994 and 1993 and other internal information relating to BOL prepared by BOL's management; (5) information regarding the trading market for the common stocks of BOL and Jefferson Bankshares and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; and (7) Jefferson Bankshares' annual reports to shareholders and audited financial statements for the three years ended December 31, 1993, Jefferson Bankshares' unaudited financial statements for the three months ended March 31, 1994, and other unaudited, internal information relating to Jefferson Bankshares. We have discussed with members of management of BOL and Jefferson Bankshares the background to the Merger, the reasons and basis for the Merger and the business and future prospects of BOL and Jefferson Bankshares individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

Board of Directors
[date]
Page 2

    In conducting our review and arriving at our opinion, we have relied upon and assumed accuracy and completeness of the information furnished to it by or on behalf of BOL and Bankshares. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of BOL or Jefferson Bankshares. We have taken into account assessment of general economic, financial market and industry conditions as they exist and can evaluated at the date hereof, well as our experience in business valuation in general.

    On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the terms of the Conversion Ratio are fair, from a financial point of view, to the holders of BOL Common Stock.
                                             Very truly yours,

                                             MCKINNON & COMPANY, INC.

                                  APPENDIX C

                       RIGHTS OF DISSENTING SHAREHOLDERS
                          12 U.S.C. (Section mark) 215a

                            DISSENTING SHAREHOLDERS
    (b) If a merger shall be voted for at the called meetings by the necessary majorities of the of each association or State bank participating in the plan of merger, and thereafter the shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, by the surrender of his stock certificates.

                              VALUATION OF SHARES

    (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

              APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS;
                APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING
            ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL
                                 AND MERGER LAW

    (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties.
 The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association.
The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine.
 If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such
provision is made in the State law;   and no such merger shall be in
contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  See information contained in the Prospectus under the heading
"Indemnification."

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      See Exhibit Index.

    No financial statement schedules are required to be filed.


ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide interim financial information.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, State of Virginia, on May 20, 1994.

                                          JEFFERSON BANKSHARES, INC.



                                          O. Kenton McCartney
                                          President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       DATE               SIGNATURES                                       CAPACITY
May 20, 1994          O. Kenton McCartney                     President, Chief Executive Officer,
                                                              and Director


May 20, 1994          Allen T. Nelson, Jr.                    Senior Vice President,
                                                              Chief Financial Officer, and Chief
                                                              Accounting Officer

May 20, 1994          Hovey S. Dabney                         Chairman of the Board

May 20, 1994          John T. Casteen, III*                   Director
May 20, 1994          Lawrence S. Eagleburger*                Director
May 20, 1994          Hunter Faulconer*                       Director
May 20, 1994          Fred L. Glaize, III*                    Director
May 20, 1994          Henry H. Harrell*                       Director
May 20, 1994          Alex J. Kay, Jr.*                       Director
May 20, 1994          J. A. Kessler, Jr.*                     Director
May 20, 1994          W. A. Rinehart, III*                    Director
May 20, 1994          Gilbert M. Rosenthal*                   Director
May 20, 1994          Alson H. Smith, Jr.*                    Director
May 20, 1994          Lee C. Tait*                            Director
May 20, 1994          H. A. Williamson, Jr.*                  Director



                               *William M. Watson, Jr., Attorney-in-fact

                               INDEX TO EXHIBITS
                  (REFERENCES ARE TO ITEM 601, REGULATION S-K)

 ITEM
NUMBER                                                           DESCRIPTION

1            Not Applicable
2            Agreement and Plan of Merger among BOL and Jefferson (incorporated by reference to Appendix A to the Proxy Statement included in Part I hereof)
3            Not Applicable
4(a)         Articles of Incorporation of Jefferson Bankshares (incorporated by reference to Exhibit
             3 to Jefferson Bankshares' Annual Report on Form 10-K for the year ended
             December 31, 1984)
4(b)         Articles of Amendment of Jefferson Bankshares dated May 7, 1987 (incorporated by reference to Exhibit 19 to Jefferson Bankshares' Quarterly Report on Form 10-Q
             for the quarter ended June 30, 1987)
4(c)         Articles of Amendment to Articles of Incorporation dated May 7, 1993 (incorporated by reference to Exhibit 4.2 to Jefferson Bankshares' Quarterly Report on Form 10-Q
             for the quarter ended June 30, 1993)
4(d)         Term Loan Agreement dated as of February 1, 1984, between Jefferson Bankshares and Wachovia Bank and Trust Company, N.A. (incorporated by reference to Exhibit
             19 to Jefferson Bankshares' Quarterly Report on Form 10-Q for the quarter ended
             March 31, 1984)
4(e)         Amendments dated as of September 8, 1988, and September 21, 1989, to the Term
             Loan Agreement between Jefferson Bankshares and Wachovia Bank and Trust
             Company, N.A. (incorporated by reference to Jefferson Bankshares' Quarterly
             Report on Form 10-Q for the quarter ended March 31, 1991)
4(f)         Amendment dated as of December 20, 1990 to the Term Loan Agreement between
             Jefferson Bankshares and Wachovia Bank and Trust Company, N.A. (incorporated by reference to Jefferson Bankshares' Annual Report on Form 10-K for the year ended December 31, 1990)
5            Opinion of McGuire, Woods, Battle & Boothe (to be filed by amendment)
6            Not Applicable
7            Not Applicable
8            Not Applicable
9            Not Applicable
10(a)        Senior Officers Supplemental Pension Plan (incorporated by reference to
             Jefferson Bankshares' Annual Report on Form 10-K for the year ended
             December 31, 1982)
10(b)        Amended and Restated Employment Agreement dated as of August 26, 1987 between
             Jefferson Bankshares and Hovey S. Dabney (incorporated by reference to Exhibit
             19 to Jefferson Bankshares' Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1987)
10(c)        Amendment dated as of September 26, 1989 to the Amended and Restated
             Employment Agreement between Jefferson Bankshares and Hovey S. Dabney
             (incorporated by reference to Exhibit 19 to Jefferson Bankshares' Quarterly Report
             on Form 10-Q for the quarter ended September 30, 1989)


10(d)         Amendment dated as of September 26, 1990 to the Amended and Restated
              Employment Agreement between Jefferson Bankshares and Hovey S. Dabney
              (incorporated by reference to Exhibit 19 to Jefferson Bankshares' Quarterly Report
              on Form 10-Q for the quarter ended September 30, 1990)
10(e)         Deferred Compensation Agreement dated as of December 18, 1979 between Jefferson
              Bankshares and Hovey S. Dabney (incorporated by reference to Exhibit 10 to
              Jefferson Bankshares' Annual Report on Form 10-K for the year ended December
              31, 1984)
10(f)         Amendment dated as of September 26, 1989 to the Deferred Compensation Agreement
              between Jefferson Bankshares and Hovey S. Dabney (incorporated by reference to
              Exhibit 19 to Jefferson Bankshares' Quarterly Report on Form 10-Q for the quarter ended September 30, 1989)
10(g)         Incentive Stock Plan (incorporated by reference to Exhibit 19 to Jefferson Bankshares'
              Quarterly Report on Form 10-Q for the quarter ended June 30, 1985)
10(h)         Amendment dated as of April 28, 1992 to the Incentive Stock Plan (incorporated by reference to Exhibit 10(f) to Form S-4 of Jefferson Bankshares, File No. 33-47929)
10(i)         Amended and Restated Deferred Compensation Plan for Directors (incorporated by reference to Exhibit B to Jefferson Bankshares' Annual Report on Form 10-K for
              the year ended December 31, 1985)
10(j)         Split Dollar Life Insurance Plan (incorporated by reference to Exhibit 10 to Jefferson
              Bankshares' Annual Report on Form 10-K for the year ended December 31, 1984)
10(k)         Executive Severance Agreement dated October 25, 1993, between Jefferson
              Bankshares and O. Kenton McCartney (incorporated by reference to Exhibit 10(k) to
              Jefferson Bankshares' Annual Report on Form 10-K for the year ended December
              31, 1993)
10(l)         Executive Severance Agreement dated October 25, 1993, between Jefferson
              Bankshares and Robert H. Campbell, Jr. (incorporated by reference to Exhibit 10(l) to
              Jefferson Bankshares' Annual Report on Form 10-K for the year ended December
              31, 1993)
10(m)         Amended and Restated Split Dollar Life Insurance Agreement dated October 29, 1993 between Jefferson Bankshares and Hovey S. Dabney (incorporated by reference to
              Exhibit 10(m) to Jefferson Bankshares' Annual Report on Form 10-K for the year ended
              December 31, 1993)
10(n)         Amended and Restated Split Dollar Life Insurance Agreement dated October 29, 1993 between Jefferson Bankshares and Robert H. Campbell, Jr. (incorporated by reference to Exhibit 10(n) to Jefferson Bankshares' Annual Report on Form 10-K for
              the year ended December 31, 1993)
10(o)         Amended and Restated Split Dollar Life Insurance Agreement dated October 29, 1993 between Jefferson Bankshares and O. Kenton McCartney (incorporated by reference to Exhibit 10(o) to Jefferson Bankshares' Annual Report on Form 10-K for the year ended December 31, 1993)
10(p)         Amendment dated as of May 19, 1994, to the Amended and Restated Split
              Dollar Life Insurance Agreement dated October 29, 1993 between Jefferson
              Bankshares and O. Kenton McCartney
11            Statement regarding computation of per share earnings (omitted because computation can clearly be determined from material included in or incorporated by reference in this Registration Statement)
12            Not Applicable
13(a)         Jefferson Bankshares' 1993 Annual Report to Shareholders (incorporated by reference to Exhibit 13 to Jefferson Bankshares' Annual Report on Form
              10-K for the year ended December 31, 1993)
13(b)         Designated portions of Jefferson Bankshares' Quarterly Report to Shareholders
              for the quarter ended March 31, 1994 containing financial information equivalent to that required to be presented in Part I of Form 10-Q
14            Not Applicable
15            Not Applicable
22            Not Applicable


24(a)*        Consent of KPMG Peat Marwick
24(b)         Consent of Grant Thornton
24(c)         Consent of McKinnon & Company, Inc.
25            Powers of Attorney
26            Not Applicable
27            Not Applicable
28(a)         Notice of Special Meeting of Shareholders of BOL
28(b)         Proxy Card for use in connection with Special Meeting of
              Shareholders of BOL
28(c)         Option Agreement dated April 4, 1994, between Jefferson
              Bankshares and BOL
29            Not Applicable

*The consent of McGuire, Woods, Battle & Boothe is included in the opinion filed as Exhibit 5 hereto.